SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)

Check the appropriate box:

[X]    Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]    Definitive Information Statement


                               LINC Capital, Inc.
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]       No fee required.

[X]       Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

     (1)  Title of each class of securities to which transaction applies:
________________________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
________________________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     Filing Fee: $14,780.00. Fee determined pursuant to Rule 0-11(c)(2) based upon bona fide estimate of aggregate proceeds of $73,900,000 upon the sale of substantially all assets.
________________________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction: $73,900,000.00
________________________________________________________________________________

     (5) Total fee paid: $14,780.00, paid with preliminary materials filed October 23, 2000
________________________________________________________________________________


[X]       Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
________________________________________________________________________________

         (2)      Form, Schedule or Registration Statement No.:
________________________________________________________________________________

         (3)      Filing Party:  LINC Capital, Inc.
________________________________________________________________________________

         (4)      Date Filed:  November 6, 2000

Preliminary Filing- Not for Distribution


                               LINC CAPITAL, INC.
                              303 East Wacker Drive
                                   Ninth Floor
                             Chicago, Illinois 60601
                                 (312) 946-1000

                              INFORMATION STATEMENT

                               Summary Term Sheet

          LINC Capital, Inc. is engaging in the sale of its assets in order to repay its debts. Under Delaware law, this action may constitute the sales of all or substantially all of LINC's assets. Because of this, the
     Securities and Exchange Commission requires that LINC provide all stockholders with information about the sales in this information statement.

          The following are some of the questions that you, as a stockholder of LINC, may have and our answers to those questions. Additional important information is contained in the remainder of this information statement. We urge you to read carefully the entire information statement.

                        What is the purpose of the sales?

          Because LINC's financial situation has deteriorated, we have experienced difficulties in meeting our financial obligations. Since March 2000, we have been in default of covenants under our loan and securitization agreements. Substantially all of the assets owned by LINC, and not held by securitizations entities, are pledged to lenders under its revolving credit agreement to secure borrowings under that agreement. We have negotiated a forbearance agreement with these lenders under which they have agreed not to accelerate our indebtedness and foreclose on our assets so long as we meet certain conditions. However, under the original terms of the revolving credit agreement we are obligated to repay the remaining $73.9 million balance under our revolving credit agreement by December 31, 2000. The sales of assets being undertaken by LINC are intended to permit us to raise funds to fulfill the terms of the agreement and pay down our revolving credit debt on schedule. However, there is no assurance that the proceeds of these sales will be sufficient to fully repay the balance of our secured debt and to provide for payment of amounts that are owed to unsecured creditors. See the "Background Information" section of this information statement.

                      Which of LINC's assets will be sold?


          The board of directors has determined to either sell or realize the proceeds from our assets in lieu of sale, such as collecting lease payments on leases which cannot be sold for what the board considers a fair and reasonable price, so as to meet our financial obligations. The available assets include the assets of our rental and distribution business, equity securities held by our select growth leasing division, lease portfolios owned by LINC and the related equipment residual values, as well as LINC's ownership interests in lease securitization entities. See the "Sales Process" section of this information statement.

                        What are the terms of the sales?

          LINC has entered into a non-binding letter of intent to sell substantially all of the assets of its analytical instrument rental and distribution business. Since completion of this sale is subject to a number of contingencies, including the completion of due diligence and obtaining financing, it is not certain that it will be completed. However, if it is completed, the sale proceeds available to repay debt are expected to range from $20 to $22 million. We are also in the process of negotiating the terms of a number of potential sales of our lease portfolios and other assets. The specific terms of those sales will be determined as the negotiations proceed. The asset sales in process may conceivably result in proceeds which, when taken together with the proceeds from selling or realizing other assets, may or may not be sufficient to pay our revolving credit indebtedness. See the "Sales Process" section in this information statement.

                Has the board of directors approved of the sales?

          The board of directors and the holders of voting rights for the majority of LINC's common stock have approved the proposed sales of assets to pay down debt. See the "Approval of Board of Directors" section of this information statement.

        Will the stockholders receive any of the proceeds from the sales?

          LINC is not currently able to predict if there will be funds remaining from the proceeds of the sales after the payment of revolving credit indebtedness or other debts. Therefore, LINC's board of directors has not yet determined whether, if there are any assets remaining after the sales of assets contemplated to be undertaken through December 31, 2000, the company should be restructured, reorganized, dissolved or liquidated. If it is determined to dissolve and liquidate, any distributions to stockholders would be made first to the holders of preferred stock to the extent of their liquidation preference.


                                    * * * * *


         This information statement is being furnished to holders of shares of common stock, par value $.001 per share, of LINC Capital, Inc., a Delaware corporation, in connection with the written consent of the holders of the voting rights for a majority of LINC's outstanding common stock to the sale of its assets.

          This information statement is first being mailed to stockholders on or about _________, 2000. This information statement is furnished for information purposes only. LINC IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Stockholder Consent

          Section 271 of the Delaware General Corporation Law permits a Delaware corporation to sell all or substantially all of its assets if the sale is approved in writing by the holders of a majority of the shares of outstanding common stock. Martin E. Zimmerman, the entities controlled by him and members of senior executive management have the right to vote a majority of the outstanding common stock of LINC and have consented in writing to the proposed sales. This written consent satisfies the Delaware law stockholder approval requirements.

Description of Business

          LINC is a finance company that previously, until its financial difficulties, provided leasing and asset-based financing and still provides equipment rental and distribution services to businesses. LINC's principal activities have included:

          - the direct origination of leases and accounts receivable and other asset-backed financing to emerging growth companies primarily serving the telecommunications, high-tech manufacturing, Internet-related and information technology industries, also known as the select growth finance business;

          - the financing of leases generated by other, generally smaller, equipment lessors, also known as the portfolio finance business;

          - the rental, leasing and distribution of analytical instruments and related equipment to companies serving the environmental, pharmaceutical and biotechnology industries and the leasing and distribution of equipment to Internet-related businesses, also known as the rental and distribution business; and

          -  the   establishment  of  leasing  programs  for  manufacturers  and distributors, also known as the vendor finance business.

          As a result of its financial difficulties, LINC has ceased lease originations in its select growth finance, portfolio finance and substantially all of its vendor finance business units. LINC continues the operations of its analytical instrument rental and distribution business, which represents the largest portion of the business activity. LINC has continued operations on a substantially reduced basis at its LINC Monex vendor business in Houston, Texas. As a consequence of the cessation of substantially all of its leasing activities, LINC has reduced overall employment to 74 persons as of October 15, 2000 from 221 persons at December 31, 1999. Of those 74 persons, 38 are employed in the analytical instrument rental and distribution business.

Background

     For the fiscal year ended December 31, 1999, LINC reported a net loss of $21.53 million, including provisions for impairment of assets of $14.2 million. For the fiscal quarter ended June 30, 2000, LINC reported a net loss of $13.29 million, or $2.55 per share, including provisions for impairment of assets and credit losses totaling $11.58 million, or $2.20 per share. For the six months ended June 30, 2000, LINC reported a net loss of $14.72 million, or $2.83 per share. On August 6, 2000, LINC's common stock, which traded under the symbol "LNCC," was de-listed from the Nasdaq National Market due to failure to comply with Nasdaq's minimum market capitalization requirements and certain other conditions. LINC's common stock currently trades in the over-the-counter market. On [________ __, 2000], the last trading day preceding the delivery of this information statement, the high and low sale prices per share of common stock were [$ . ] and [$ . ], respectively.

     In the second quarter of 1999, the board of directors began consulting with LINC's management as well as its financial and legal advisors to consider a variety of options to raise the funds necessary to support LINC's increased new business operations and to meet LINC's growing capital needs. In April 1999, LINC commenced efforts to raise additional capital from private sources. In May 1999, LINC obtained an acceptable proposal for additional capital and extensive due diligence was commenced by the potential investor in May 1999. In late July 1999, the potential private investor withdrew its proposal. In early August 1999, as a result of the withdrawal of that potential investor and because of LINC's inability to access the needed additional capital on acceptable terms, the board retained the services of US Bancorp Piper Jaffray to investigate opportunities to optimize shareholder value. With Piper Jaffray's assistance, the board concluded that the best available option to protect shareholder value was to attempt to sell LINC, in its entirety, to a suitable buyer.

     The board's determination to attempt to sell LINC to a larger, better financed company was based on various factors including LINC's inability to secure additional capital on acceptable terms in the second and third quarters of 1999 which led LINC to substantially reduce its leasing business during the last quarter of 1999 and in early 2000.

     From September 1999 to February 2000, Piper Jaffray sought proposals from over twenty companies. During this period, indications of interest were received from five companies. These indications were narrowed down to two proposals that would have led to the sale of LINC in its entirety or a merger with a larger, better capitalized specialty finance company. Each of these proposals were acceptable to the board of directors and the holders of voting rights over a majority of our common stock. From December 1999 through late February 2000, each of the potential acquirers performed due diligence on our operations.

     In the fourth quarter of 1999, LINC terminated origination of leases in its portfolio finance business. In December 1999, LINC determined that it would terminate new lease originations in its select growth leasing business and substantially reduce new lease origination goals in its vendor finance business. At that time, we determined to continue the operations of our profitable rental and distribution business. We were further faced with the scheduled expiration of our revolving credit facility in January 2000 as well as an industry-wide reduction in liquidity to companies in the specialty finance sector in which LINC competed. In January 2000, in order to supplement our capital base while the efforts to sell LINC were continuing and as a condition of renewal of LINC's revolving credit agreement, LINC issued $5,250,000 in Series A Redeemable Preferred Stock, 42.6% of which was purchased by LINC management.

     In February 2000 one of the potential purchasers of LINC withdrew its proposal. Extensive negotiations continued with the second potential acquirer until mid-March 2000 at which time it became apparent that completion of the acquisition would involve material regulatory difficulties, an extended period of time and an extremely uncertain likelihood of completing the sale. As a consequence, negotiations were terminated by mutual agreement. The board concluded that a sale of LINC in its entirety could not be accomplished on acceptable terms within an acceptable time frame because of the lack of success in such sales effort to that point and in view of the impact industry-wide illiquidity was having on other companies which might otherwise have had an interest in acquiring LINC.

     Toward the end of the first quarter of 2000, we found significant unanticipated credit losses and delinquencies in two of our small vendor finance businesses acquired in 1998 and 1999 which put further stress on LINC's capital structure. As a result of those events and LINC's deteriorating financial condition, on March 25, 2000, LINC notified its revolving credit lenders and securitization liquidity providers that it would be in default of certain covenants under its revolving credit agreement and securitization facilities. As a result of these defaults, LINC was no longer permitted by its lenders to fund new leases and LINC's ability to continue operations of its profitable rental and distribution businesses was limited.

     From March 2000 through the date of this filing, the lenders under LINC's revolving credit agreement have refrained from accelerating our debt obligations, foreclosing on assets in which they have security interests, and exercising other remedies. In addition, the liquidity providers to LINC's commercial paper conduit securitization facility have refrained from exercising their rights to increase the interest rate under that facility and to require that the securitized lease portfolio be sold. However, amortization of amounts outstanding on our commercial paper conduit securitization facility and on the term securitization facility has been accelerated resulting in an interruption in the cash flow available to LINC from these facilities. In addition, in connection with the agreements reached with our revolving credit lenders and the providers of our securitization facilities, we have been required to outsource the servicing of substantially all of our owned and securitized lease portfolios. This outsourcing has resulted in elimination of the servicing fees we received from the securitization entities. However, we believe that we have reduced our expenses at least proportionately.

     The board of directors, in dealing with the financial deterioration of LINC, has closely monitored the developments and difficulties LINC faced by meeting six times as a full board and three times through its special committee of the board in 1999 and twenty times as a full board and three times through its special committee of the board in 2000 to date. Further, in March 2000, the board accepted the resignation of LINC's chairman and chief executive officer and created an office of the chairman to deal with the challenges presented by LINC's unanticipated decline in financial condition.

     When LINC defaulted on its revolving credit loan and securitization agreements in March 2000, we chose to seek alternative means of refinancing or repaying indebtedness in order to avoid a lengthy and costly bankruptcy process. Additionally, in choosing to reach an out of court settlement with our primary secured creditors under a forbearance agreement rather than seek bankruptcy protection, LINC has been able to reduce overhead costs more quickly and reduce the costs of professional and other fees, which would have grown substantially in a bankruptcy proceeding. The board concluded that an out of court restructuring under the recently concluded forbearance agreement provides LINC with an opportunity to seek to obtain the highest values for its assets without the administrative costs of a bankruptcy proceeding.

     In April 2000, LINC made its initial proposal to its secured creditors that would result in an out of court restructuring through termination of all leasing activities, outsourcing of servicing of its lease portfolio to reduce overhead, sale or refinancing of its owned and non-securitized lease portfolio and a sale or refinancing of its analytical instrument rental and distribution business. In order to maintain value in its profitable analytical instrument rental and distribution business, LINC proposed that its secured creditors permit the continuation of this business in the ordinary course. LINC's lenders have refrained from accelerating their indebtedness and foreclosing on their collateral while LINC has implemented this proposal.

     In April 2000, LINC engaged Piper Jaffray to assist in selling or refinancing its lease portfolios and its analytical instrument rental and distribution business and also engaged KPMG to assist it in its negotiations with lenders.

     In March and April 2000, as a result of the defaults under its revolving credit agreement and commercial paper securitization facility, LINC terminated all new portfolio finance and vendor finance leasing activities. In May 2000, LINC sold a large proportion of its remaining select growth lease portfolio at a modest profit to a large specialty finance company and terminated all select growth operations. In connection with this sale, LINC has retained a portion of its select growth portfolio which LINC is continuing to collect and LINC retained a portfolio of equity securities in its select growth lessees that it believes has substantial value. This sale avoided certain employee costs for those employees who resigned from LINC to join the purchaser of the select growth portfolio.

     In September 2000, LINC completed the outsourcing of servicing of its lease portfolio and entered into a definitive forbearance agreement with its lenders. Since April 1, 2000, LINC has reduced indebtedness under the revolving credit agreement and the balance of its commercial paper conduit securitizations facility to $73.9 million and $122 million, respectively, at September 30, 2000 and from $101 million and $178 million, respectively, at March 31, 2000 through sales and the scheduled amortization of portions of its lease portfolios. LINC has reduced its corporate and leasing head count to 36 persons at October 15, 2000 from 182 persons at December 31, 1999. Head count in its analytical instrument rental and distribution business has remained essentially unchanged from December 1999 levels at 38 people.

     Under the forbearance agreement between LINC and its lenders under the revolving credit agreement, LINC must repay the outstanding balance by December 31, 2000 in accordance with the original terms of the revolving credit agreement. The forbearance agreement requires that the balance outstanding under the credit agreement be reduced to $70 million by October 31, 2000, $63 million by November 30, 2000 and to be repaid in full by December 31, 2000. The agreement provides for the payment of up to $1 million in fees to the lenders under certain circumstances and for an increase in the interest rate under the agreement to 3.00% over LIBOR from its former interest rate of 1.75% over LIBOR.

     The forbearance agreement contains provisions that permit the lenders to immediately accelerate their indebtedness and exercise their remedies under the revolving credit agreement, in the event of certain events of default, including such events as:

        - failure to pay the loans down as scheduled;

        - the exercise by other creditors of LINC who are owed over $500,000 of their remedies or their obtaining a judgment against LINC;

        - the failure of LINC to meet 120% of its operating expense budgets; and

        - the loans outstanding under the revolving credit agreement exceeding the borrowing base formula by $12 million at any time.


     It is possible that LINC may not be able to meet all of the criteria or maintain compliance with all the conditions established by the forbearance agreement on a timely basis or at all. In this case, LINC may be required to file for protection under the Bankruptcy Code. In addition, because LINC has a number of unsecured creditors whose debts are past due, it is possible that certain of these creditors could claim that the contemplated sales of assets will violate their contractual rights or exercise other legal remedies. Any such action would result in further deterioration of LINC's financial condition and reduce the possibility that LINC would have any value in excess of its indebtedness.

Approval of Board of Directors

     The board of directors has concluded that LINC cannot continue its existing businesses as such businesses are currently operated and that orderly, out of court sales of its businesses and assets rather than the commencement of bankruptcy proceedings or other alternatives is in the best interests of LINC's creditors and stockholders. As a consequence, the board of directors has approved sales of assets or, if some of the leases and related residual values cannot be sold for what we consider reasonable prices, the collection of receivables under those leases. LINC's assets consist primarily of its non-securitized lease portfolio, its analytical instrument rental and distribution business, its equity interest in its equipment lease securitization entities and equity interests in select growth lessees. The holders of the right to vote a majority of our common stock have approved of these proposed sales of assets, subject to the sale or realization proceeds being enough, in the board's view, to at least pay off our revolving credit debt.

     LINC intends to use the net proceeds realized from these sales of assets to first repay indebtedness secured by the related assets sold or liquidated and then to pay claims of unsecured creditors and holders of subordinated debt. LINC is not certain that the proceeds of sale or liquidation of assets, after operating expenses, will be sufficient in amount to accomplish these objectives. LINC's board of directors has not yet determined whether, if there are any assets remaining, the company should be restructured, reorganized, dissolved or liquidated. If it is determined to dissolve and liquidate, any distributions to stockholders would be made first to the holders of preferred stock to the extent of their liquidation preference.

Sales Process

     LINC has retained the services of Piper Jaffray to assist in locating suitable buyers for LINC's assets. LINC has offered its analytical instrument rental and distribution business to nine potential buyers and, on October 12, 2000, it executed a letter of intent to sell this business to a newly formed entity controlled by a private equity fund. The letter of intent contains numerous contingencies and there is no assurance that this sale will be completed. The purchaser is in the process of its due diligence investigation and arranging for financing. If this sale is completed, LINC estimates that net proceeds of $ 20 million to $ 22 million will be received and used to repay revolving credit indebtedness.

     LINC has provided information regarding the sale of its remaining lease portfolios to seven potential buyers. Management of LINC and its financial advisors believe that as a result of current market conditions in the leasing industry, which include a historically high level of failures of leasing companies, reduction of the number of finance companies interested in the purchase of lease portfolios and a low level of liquidity in the industry, it is unlikely that it will find a single purchaser for the entirety of its remaining lease portfolio at an acceptable price.

     Since April 2000, LINC has realized approximately $39 million from the sale of portions of its owned and securitized lease portfolio to a number of purchasers, including entities from whom LINC purchased portfolios from its portfolio finance activities, the proceeds of which have been used to repay indebtedness under its revolving credit agreement and lower the principal amount of its commercial paper securitizations facility. LINC is currently negotiating with three lessors regarding the purchase of the largest portion of the remainder of the lease portfolio that secures the balance of its revolving credit agreement, which at June 30, 2000 had a net investment of $70 million. These negotiations remain ongoing and no agreements have yet been reached and there is no assurance that any such agreements will be completed by December 31, 2000.

     LINC does not currently expect to immediately sell its equity interests in its securitization entities. Those equity interests are difficult to sell until the level of debt in those securitization entities has been substantially reduced and the residual value of the remaining assets can be determined with greater certainty. Therefore, LINC expects to realize these interests as the related remaining lease portfolios are amortized or to sell the remaining investment when market conditions for such purchases improve.

     LINC currently holds equity securities in 50 select growth lessees, nine of which are publicly traded. The market value of the equity securities in publicly traded lessees at October 19, 2000 was $19.9 million, the substantial majority of which is attributable to the value of LINC's holdings in Corvis Corporation. The market values of these equity securities fluctuate daily within their markets. LINC intends to sell the holdings it has in Corvis Corporation and other publicly held companies in its portfolio promptly following the lifting of restrictions on their sale. Such restrictions on the sale of Corvis Corporation securities will be removed on January 31, 2000. LINC currently expects to hold the remaining securities it has in private companies until the companies are sold or become publicly held.

Use of Sales Proceeds

     The proceeds of the proposed sales will be used in the following order of priorities:

     (a) pay operating expenses associated with the sale and liquidation of the assets, including but not limited to interest expense, compensation of employees and executives, including bonus and severance arrangements, investment banking fees, fees of our professionals and of our secured lenders' professionals and the forbearance fee of up to $1 million to its revolving credit lenders;

     (b) pay down indebtedness under our revolving credit agreement; and

     (c) pay delinquent amounts owing to unsecured trade and other creditors.


     We cannot assure that the proceeds of sales of assets will be sufficient to pay all these amounts in full.

Certain Tax Consequences

     The proposed sales will be taxable transactions to LINC for income tax purposes. As a result of provisions relating to recapture of depreciation on leased equipment and other provisions of the Internal Revenue Code, these sales may result in taxable gains. However, as a result of net operating loss carry-forwards existing at December 31, 1999, as well as substantial losses for tax purposes generated during the year 2000, we do not anticipate that LINC will incur a material federal income tax liability as a result of these sales. After giving full effect to the proposed sales of assets, LINC will likely retain substantial net operating loss carry-forwards.

Regulatory Matters

     Should a purchaser of LINC's assets have over $100 million in sales or assets and be purchasing assets from LINC in excess of $15 million, such sale may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the specified thirty-day waiting period requirements have been satisfied under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission. The waiting period may be shortened by the government agency. LINC has been advised that the sale of its analytical instrument rental and distribution business will require such notification.

Interests of Certain Persons in the Proposed Sales of Assets

     Some purchasers of LINC's assets may request that some of LINC's officers and/or directors become employees of or consultants to the purchasers. LINC understands that as a condition of the sale of LINC's analytical instrument rental and distribution business, the purchaser has offered employment and equity ownership to Robert Laing, President of LINC, and Gerard Farren, Executive Vice-President of LINC's analytical instrument rental and distribution business.

No Appraisal Rights

     Pursuant to Delaware law, holders of shares of common stock will not be entitled to rights of appraisal in connection with the proposed sales of assets.

Accounting Treatment

     The proposed sales of assets will be accounted for under the purchase method of accounting.

Selected Consolidated Financial Data

     The following table sets forth selected consolidated statement of operations and financial position data for the periods indicated. The financial data for each of the four years in the period ended December 31, 1998 are derived from our audited consolidated financial statements. The financial data for the year ended December 31, 1999 are derived from our consolidated financial statements on which we received an audit report, but which report did not express an opinion. The financial data for the six months ended June 30, 2000 and 1999 are derived from our unaudited condensed consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of our financial position and results of operations as of such dates and for such periods. The results of the six months ended June 30, 2000 are not necessarily indicative of full year results. The following table should be read in conjunction with the consolidated financial statements and notes thereto contained below in this information statement.


                                           Six Months Ended June 30,              Years Ended December 31,

                                              2000      1999           1999       1998       1997      1996       1995

                                                                 (In thousands, except per share data)
Statement of Operations Data:

Revenues:

             Sales of equipment             $ 20,623  $ 16,009      $ 34,941   $ 32,929  $ 23,131    $22,595  $ 13,852

             Direct finance lease income      19,658    12,933        33,438     12,300     5,981      3,055     1,467

             Interest income                   1,789     1,638         3,573      2,194       877        283        47

             Rental and operating lease        4,258     5,377        10,942      9,412     7,492      7,034     9,043
             revenue

             Servicing fees and other          1,690     3,948         6,603      3,792     2,026      2,376     3,168
             income

             Gain (loss) on sale of lease        (9)       355         1,284      6,839       880          -         -
             receivables

             Gain on equipment residual          441       563         1,321      1,752       860        450        44
             values

             Gain on equity participation        328     1,238         1,603      3,824       430        263         -
             rights

                  Total revenues              48,778    42,061        93,705     73,042    41,677     36,056    27,621

Expenses:

             Cost of equipment sold           16,575    13,067        28,526     26,789    18,549     18,242    11,477
             Selling, general and             13,609    11,561        23,790     17,824     8,973      8,008     7,524
             administrative (net)

             Interest                         16,662     9,030        24,686      8,956     4,298      2,545     1,750

             Depreciation of equipment         3,011     3,553         7,273      6,073     4,226      3,647     4,054

             Amortization on intangibles         865       510         1,428        502       280        226       212

             Provision for credit losses       8,266     2,888        15,966      5,280     1,253        749     1,060

             Impairment loss on assets         4,509         -        14,177          -         -          -

             Restructuring charges                 -         -           700          -         -          -         -

                  Total expenses              63,497    40,609       116,546     65,424    37,579     33,417    26,077

Earnings (loss) from continuing
operations before provision for             (14,719)     1,452      (22,841)      7,618     4,098      2,639     1,544
income taxes and minority interest

Income tax expense (benefit)                       -       406       (1,307)      3,024     1,627      1,084       747

Net earnings (loss) from continuing
operations before minority interest         (14,719)     1,046      (21,534)      4,594     2,471      1,555       797

Minority interest                                  -         -            -          -       (13)      (120)      (34)

Net earnings (loss) from continuing        $(14,719)     $1,046     $(21,534)    $ 4,594   $ 2,458     $1,435     $ 763
operations

Net earnings (loss) from continuing
operations per common
share:

             Basic                          $ (2.83)    $ 0.20      $ (4.10)     $ 0.89    $ 0.73     $ 0.48    $ 0.25

             Diluted                          (2.83)      0.19        (4.10)       0.86      0.72       0.45      0.25

Shares used in computing net income per
common share:

             Basic                             5,265     5,243         5,254      5,171     3,372      2,991     3,006

             Diluted                           5,265     5,371         5,254      5,347     3,397      3,162     3,103

Dividends declared per common share              $ -       $ -           $ -        $ -       $ -     $ 0.26       $ -



                                        Six Months Ended June 30,                  Years Ended December 31,

                                            2000       1999           1999        1998       1997      1996       1995

                                                                        (In  thousands)

Balance Sheet Data:

Net investment in direct finance leases    $ 372,041  $317,736       $ 436,820  $ 164,970  $ 67,653    $34,778  $ 17,861
and loans

Equipment held for rental and operating       27,407    31,147          26,115     30,659    22,007     15,048    18,500
leases, net

Securitization retained interest                 399    12,697             444     17,026     3,017          -         -

Total assets                                 443,880   405,873         512,888    248,884   108,977     67,200    58,604

Senior credit facility and other senior       87,180   104,201         102,754     96,646    38,117     29,605    31,914
notes payable

Recourse debt                                  2,302     6,191           3,898      8,017     2,955      3,361       882

Nonrecourse debt                             309,871   213,331         347,352     68,616    17,951      8,276     4,997

Subordinated debentures                        6,266     5,869           6,059      5,694     5,386      5,127     4,953

Total liabilities                            432,610   362,478         491,637    207,443    72,273     53,258    46,411

Redeemable preferred stock                     5,827         -               -          -         -          -         -

Stockholders' equity                         $ 5,443  $ 43,395        $ 21,215   $ 41,441  $ 36,704    $13,942  $ 12,193

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

     The information contained in this section, which relates only to LINC's continuing operations during the periods discussed below, should be read in conjunction with the consolidated financial statements and notes thereto.

     LINC's select growth finance, portfolio finance and vendor finance activities consisted largely of direct finance leases and loans. We funded these leases and loans through our revolving credit and securitization facilities and other recourse and nonrecourse debt. In our rental and distribution activities, LINC rents, leases and sells new and used analytical instruments and related equipment and funds these activities primarily through our revolving credit facility. The following briefly describes some of the principal accounting practices applicable to our business.

Direct Finance Leases.

     Direct finance leases transfer substantially all benefits and risks of equipment ownership to the lessee. A lease is accounted for as a direct finance lease if the collectibility of lease payments is reasonably certain and it meets one of the following criteria: (i) the lease transfers ownership of the equipment to the lessee by the end of the lease term; (ii) the lease contains a bargain purchase option; (iii) the lease term at inception is at least 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least 90% of the fair value of the leased equipment at inception of the lease. The present value of the future lease payments and the present value of the residual value are recorded as the initial investment in such leases. This initial investment generally represents the cost of leased equipment. Unearned lease income is equal to the difference between
(i) the future lease payments and residual value and (ii) their corresponding present values. Unearned lease income is amortized and recorded as revenue over the term of the lease by applying a constant periodic rate of return to the declining net investment. Initial direct costs incurred in originating leases, such as salaries for marketing personnel and commissions, are capitalized as part of the net investment and amortized over the lease term. We record direct finance leases as "net investment in direct finance leases and loans." At the end of the lease, a remarketing gain or loss is recorded to the extent the proceeds of sale or re-leasing of the equipment exceed or are less than the originally estimated residual value. When our rental and distribution business unit leases equipment, such leases are accounted for similarly to direct finance leases except that we record the sales value of the equipment as revenue and the carrying value as cost of equipment sold, thus recognizing our distribution margin (sales type leases).

     In July 1999, LINC completed a term securitization of $237 million. In connection with the term securitization, we repurchased certain leases, which had previously been financed in the conduit securitization and removed from the balance sheet. In accordance with generally accepted accounting principles, $93.8 million, the amount of the repurchase price, was restored to the net investment in leases and loans on the balance sheet, including the unearned lease income. (Included in the additional $93.8 net investment was $99 million of gross lease receivables.) Direct finance lease income on the statement of operations includes the amortization of income earned on the net investment of previously sold leases. The difference between the purchase price of the restored leases and the net investment of the restored leases at the time of the term securitization is recorded as an offset to unearned income which is amortized over the life of the term securitization by applying a constant periodic rate of return to the declining net investment and included in direct finance lease income in the consolidated statements of operations.

Secured Loans.

     Loans made by LINC, which are secured by equipment or other assets of the borrowers, are recorded as "net investment in direct finance leases and loans" at the present value of the future note payments. Initial direct costs incurred in originating loans are capitalized as part of the net investment and amortized over the term. Income is recognized over the term of the note by applying a constant periodic rate of return to the declining note balance and is recorded as "interest income."

Rentals and Operating Leases.

     All rental and lease contracts that do not meet the criteria of direct finance leases or sales type leases are accounted for as operating leases. Terms on rental contracts are shorter than twelve months, while terms on operating leases are longer. Rental and lease payments are recorded as "rental and operating lease revenue." Related equipment is recorded at our cost as "equipment held for rental and operating leases" and depreciated on a straight-line basis. We depreciate analytical instruments over a seven-year life, assuming no salvage or residual value at the end of this life. We have realized gains from the sale of used analytical instruments each year since the inception of our rental and distribution activities. Other leased equipment is depreciated over its estimated useful life to its salvage or residual value.

Equity Participation Rights.

     LINC frequently received warrants or other equity participation rights in connection with leases to select growth finance clients. Such warrants or rights entitle us to purchase common stock or other equity securities of the client at a price generally based on the most recent price paid by the client's private equity investors. We typically obtain the right to have such shares included in registered public offerings of the client's stock. At the time of receipt, the warrant or other equity participation right is recorded as an investment at cost. We recognize a gain or loss on such securities when sold or when the securities are classified as trading securities. We periodically review our portfolio of equity participation rights based on its evaluation of the market trends for the related clients' equity securities.

Realization of Equipment Residual Values.

     Residual values are estimated at the inception of a lease and reviewed periodically over the lease term. Estimated residual values of leased equipment may be subsequently reduced, but not increased. Reductions in estimated residual values are made as the need becomes apparent and are reflected by increased depreciation expense for operating leases or by decreased earned lease income for direct finance leases. When equipment is sold, the net proceeds realized in excess of the estimated residual value are recorded as a "gain on equipment residual values," or the amount by which the estimated residual value exceeds the net proceeds is recorded as a loss.

Servicing Fees.

     LINC realized revenue for off-balance sheet lease receivables serviced under the terms of our securitization facility until we recently ceased servicing such receivables. Additionally, we engaged in the business of servicing lease portfolios originated by third parties but have not entered into a new agreement to service leases for third parties since December 1994. Revenues from these activities are classified as "servicing fees and other income."

Securitizations of Lease Portfolios.

     In a securitization transaction, LINC sold a pool of leases to a wholly-owned special purpose entity, which then transferred or pledged the leases to the lender. We generally retained the right to receive any excess cash flows of the special purpose entity. Until October 1, 1998, we recognized a gain on the sale of leases in securitizations equal to the excess of the net proceeds from the sale, after deducting issuance expenses, over the cost basis of the leases sold. Effective October 1, 1998, we eliminated gain-on-sale treatment for securitized leases by modifying the structure of its securitization facility such that it is considered a non-recourse debt instrument under generally accepted accounting principles. Accordingly, no gain on sale of lease receivables in securitization transactions has been recorded since October 1, 1998.

Provision for Credit Losses.

     Each of our activities involves risk of credit loss. Management evaluates the collectibility of our leases and loans based on the creditworthiness of the related lessee or obligor, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. We provide a reserve for credit losses at the time that the lease or loan commences and periodically evaluates the reserve based on current delinquency experience and the financial status of our lessees or obligors, as well as any holdbacks or recourse from portfolio finance customers that serve as credit enhancement.

Results of Operations

1999 Compared to 1998

     Sales of equipment increased to $35.0 million from $32.9 million and cost of equipment sold increased to $28.5 million from $26.8 million due in part to the acquisition of Internet Finance & Equipment, Inc. assets in August 1999 and the development of LINC IF+E which distributes and leases telecommunications, routing and internet enabling equipment. This increase was partially offset by a 2.3% decrease in both sales of analytical instruments and the related cost of equipment sold in our rental and distribution business. Net margins on sales of equipment decreased to 18.4% from 18.6% primarily due to lower margins obtained by LINC IF+E compared to margins on the sale of analytical instruments.

     Net direct finance lease income increased to $33.4 million from $12.3 million as a result of a substantially higher level of finance lease receivables outstanding, arising from acquired portfolios, internal lease originations, and discontinuance of gain-on-sale accounting in October, 1998. Average finance lease receivables outstanding increased 163%. In addition, during the quarter ended September 30, 1999, $99.0 million in lease receivables were repurchased from LINC's commercial paper conduit facility in connection with completion of a term securitization and included in our balance sheet. As a result, commencing in the third quarter of 1999 direct finance lease income for 1999 includes the net amount of the direct finance lease income relating to such repurchased receivables.

     Interest income increased to $3.6 million from $2.2 million, primarily due to an increase in interest-bearing notes receivable held by us. Direct finance lease income and interest income, minus interest expense, was $12.3 million, or 33.3% of direct finance lease income and interest income, known as the interest margin, compared to $5.5 million, or 38.2%, in the prior year. The decrease in the interest margin is due to an increase in interest rates throughout the second half of the year and a decrease in interest income recorded on our securitization retained interest resulting from the repurchase of lease receivables from our commercial paper conduit facility in connection with completion of a term securitization.

     Rental and operating lease revenue increased to $10.9 million from $9.4 million primarily due to acquisitions of portfolios of operating leases made during 1998 and increased rental utilization in our rental and distribution business unit.

     Servicing fees and other income increased to $6.6 million from $3.8 million. Servicing fees and other income primarily consists of fees received for servicing off-balance sheet securitized leases, fees received for servicing third party lease portfolios, interim rents received by our select growth finance unit, and late fees. The increase over the prior year period primarily relates to $1.2 million in deferred incentive fees realized in connection with servicing of a portfolio owned by a third party, $0.5 million realized on the termination of interest rate swap and cap agreements, and an increase in late fees collected by our vendor finance business unit. This increase is partially offset by a decrease in fees received for servicing securitized leases. Since the elimination of gain-on-sale treatment effective October 1, 1998, the balance of off-balance sheet lease receivables continues to decline. In addition, during the quarter ended September 30, 1999, $99.0 million in lease receivables, which were originally recorded as off-balance sheet securitized leases, were repurchased from our commercial paper conduit facility in connection with a term securitization and restored to the balance sheet.

     Gain on the sale of lease  receivables  was $1.3 million for the year ended
December 31, 1999. This amount represented gains on lease receivables sold to third parties. The $6.8 million gain for the year ended December 31, 1998 represented gains on securitized leases. Effective October 1, 1998, LINC eliminated gain-on-sale treatment for securitized leases by modifying the structure of our securitization facility such that it is considered nonrecourse debt under generally accepted accounting principles. Accordingly, no gain on sale of securitized receivables was recorded during 1999.

     Gains on equipment residual values decreased to $1.3 million from $1.8 million. Gains on equipment residual values fluctuate based on the dollar volume of the leases maturing in a given year.

     During 1999, we recognized a gain of $1.6 million on certain equity participation rights versus $3.8 million in 1998. Equity participation gains fluctuate from year to year based on the value of securities in our portfolio and the timing of the sale of these securities.

     Selling, general and administrative expenses, net of initial direct costs capitalized, increased to $23.8 million from $17.8 million. The increase resulted primarily from the administrative and operational effects of four acquisitions completed since February 1998 in our vendor finance business unit, the acquisition of LINC IF+E in August 1999 in our rental and distribution business unit, senior and middle management personnel added to support our growth, and increased activity in our other business segments. The number of people employed, including employees of companies acquired, increased 50% from 147 at the end of 1998 to 221 during 1999.

     Interest expense increased to $24.7 million from $9.0 million, due primarily to increased borrowings resulting from growth in lease originations, lease portfolios acquired, and discontinuance of gain-on-sale accounting. In addition interest expense increased over 1998 levels as a result of the repurchase by LINC during the quarter ended September 30, 1999 of $99.0 million in lease receivables previously sold to its commercial paper conduit facility utilizing proceeds of a term securitization which increased the level of nonrecourse debt. Average finance lease receivables outstanding increased 163%.

     Depreciation of equipment increased to $7.3 million from $6.1 million, which was attributable to an increase in equipment under rental agreements. The average net book value of equipment held for rental and operating leases increased approximately 8% over the prior year.

     Amortization of intangibles increased to $1.4 million from $0.5 million, due to the amortization of goodwill relating to five acquisitions completed since February 1998 and to the amortization of issuance costs resulting from a term securitization completed during the third quarter of 1999.

     The provision for credit losses increased to $16.0 million from $5.3 million, due to a substantially higher volume of new leases originated and substantially higher rates of lease defaults in the select growth and vendor finance business segments.

     At December 31, 1999, LINC recognized an impairment loss of $14.2 million primarily relating to the impairment of goodwill in our vendor finance business unit. After evaluating 1999 results of operations and projected future cash flows, we decided to write off the goodwill associated with the acquisitions of Comstock Leasing Inc., Monex Leasing, Ltd., Spectra Precision Credit Corp. and Connor Capital Corporation since projected future cash flows were insufficient to cover the recorded goodwill. Substantially all of this goodwill is deductible for Federal income tax purposes.

     During the third quarter of 1999, we recorded a restructuring charge of $0.7 million relating to consolidating additional vendor finance functions in Chicago, Illinois from Dayton, Ohio and Wheeling, Illinois. The charge primarily consists of personnel related expenses, such as severance for terminated employees, recruiting expenses for replacement personnel, and relocation costs, as well as write-offs of certain assets, including leasehold improvements and furniture and fixtures. Through December 31, 1999, approximately $0.4 million of the restructuring charge was utilized for these items.

     For 1999, LINC recorded an income tax benefit of $1.3 million on a pre-tax loss of $22.8 million. The 1999 income tax benefit is the result of the utilization of investment tax credits for which no benefit had previously been recognized. We recorded income tax expense of $3.0 million on pre-tax income of $7.6 million for 1998.

1998 Compared to 1997

     Sales of equipment increased to $32.9 million from $23.1 million and costs of analytical instruments sold increased to $26.8 million from $18.5 million, due to an increase in volume. et margins on sales of analytical instruments declined to 18.6% from 19.8% primarily as a result of lower gross margins on sales type leases originated in our rental and distribution segment during the first half of 1998.

     Direct finance lease income more than doubled to $12.3 million from $6.0 million as a result of a substantially higher level of finance lease receivables outstanding, coming from acquisitions and from internal lease originations. Average finance lease receivables outstanding increased 134%.


     Interest income increased to $2.2 million from $0.9 million, primarily due to an increase in interest-bearing notes receivable and equipment loans held by LINC, as well as the income recognized on our securitization retained interest. The interest margin was $5.5 million, or 38.2% compared to $2.6 million, or 37.3% in the prior year. The increase in the interest margin is due to the income recognized on our securitization retained interest in 1998.

     Rental and operating lease revenue increased to $9.4 million from $7.5 million primarily due to acquisitions of portfolios of operating leases upon our re-entry in the portfolio finance segment after the expiration of a non-compete agreement in September 1997.

     Servicing fees and other income increased to $3.8 million from $2.0 million. Servicing fees and other income primarily consists of fees received for servicing securitized leases, fees received for servicing third party lease portfolios, interim rents received by our select growth finance unit, and late fees. The increase over the prior year period is primarily due to the increase in the volume of select growth finance leases originated, late fees collected by vendor finance, an increase in servicing fees relating to a third party lease portfolio serviced by LINC, and an increase in fees received in connection with servicing securitized leases. This increase was partially offset by the decline in the number of leases serviced by LINC for unrelated parties.

     During 1998 and 1997, we securitized leases with a book value of $200.2 million and $15.2 million, respectively, net of bad debt reserves and customer holdbacks of $7.7 million and $0.3 million. In connection with these securitizations, we realized gains on the sale of lease receivables of $6.8 million and $0.9 million in 1998 and 1997, respectively. Effective October 1, 1998, we eliminated gain-on-sale treatment for securitized leases by modifying the structure of its securitization facility such that it is considered nonrecourse debt under generally accepted accounting principles. Accordingly, no gain on sale of lease receivables was recorded during the fourth quarter of 1998.

     Gains from sale and re-leasing of leased equipment increased to $1.8 million from $0.9 million. The increase was the result of a greater number of leases maturing in 1998.

     During 1998, LINC experienced increases in the value of certain equity participation rights held by us and consequently elected to sell a portion of these rights, realizing a gain of $3.8 million. During 1997, we sold certain equity participation rights, realizing a gain of $0.4 million.

     Selling, general and administrative expenses, net of initial direct costs capitalized, increased to $17.8 million from $9.0 million. The increase resulted primarily from additional operations, marketing and sales personnel associated with our re-entry into portfolio finance, senior and middle management personnel added to support our growth, three acquisitions completed in 1998, and increased activity in our other business segments. The number of people employed, including employees of companies acquired, increased 75% to 147 during 1998.

     Interest expense increased to $9.0 million from $4.3 million, due primarily to increased lease originations, lease portfolios acquired, and retention of more leases on the balance sheet following discontinuance of gain-on-sale accounting, with the resulting increase in borrowings. Lease originations, including portfolios of acquired companies, increased 290% over the prior year.

     Depreciation of equipment increased to $6.1 million from $4.2 million, which was attributable to an increase in equipment held for operating leases. The average net book value of equipment held for rental and operating leases increased approximately 42% over the prior year.

     Amortization of intangibles increased to $0.5 million from $0.3 million, due to three acquisitions completed in the first half of 1998.

     The provision for credit losses increased to $5.3 million from $1.3 million, due to a substantially higher volume of new leases originated and re-evaluation of reserves. Lease fundings, excluding portfolios acquired in connection with LINC's acquisitions, increased 220% over the prior year.

     Our effective tax rate was 39.7% for 1998 and 1997.

Six Months ended June 30, 2000 compared to Six Months ended June 30, 1999

     Sales of equipment increased to $20.6 million from $16.0 million and cost of equipment sold increased to $16.6 million from $13.1 million. Net margins on sales of equipment increased to 19.6% from 18.4% due to higher margins obtained by LINC IF+E compared to margins on the sale of analytical instruments. The net margin on sales of equipment during the six months ended June 30, 1999 was positively impacted by manufacturer incentives received on equipment sold during the first quarter of that year.

     Direct finance lease income increased to $19.7 million from $12.9 million as a result of a substantially higher level of finance lease receivables outstanding, arising from acquired companies and from internal lease originations, a greater portion of which are retained on our balance sheet. Average finance lease receivables outstanding increased 68%. Interest income increased to $1.8 million from $1.6 million primarily due to an increase in interest-bearing notes receivable held by us during the first quarter of 2000. Direct finance lease income and interest income, minus interest expense, was $4.8 million, or 22.3% of direct finance lease income and interest income compared to $5.5 million, or 38.0%, in the prior year period. The decrease in the interest margin is due to an increase in interest rates beginning in the second half of 1999 and a decrease in interest income recorded on our securitization retained interest, resulting from the repurchase of lease receivables from our commercial paper conduit facility in connection with completion of a term securitization.

     Rental and operating lease revenue decreased to $4.3 million from $5.4 million primarily due to the maturing of operating leases acquired in 1998.

     Servicing fees and other income decreased to $1.7 million from $3.9 million. Servicing fees and other income primarily consists of fees received for servicing off-balance sheet securitized leases, fees received for servicing third party lease portfolios, interim rents received by our select growth finance unit, and late fees. The decrease over the prior year period primarily relates to $1.2 million in deferred incentive fees realized in connection with servicing of a portfolio owned by a third party during the first quarter of the prior year and a decrease in fees received for servicing securitized leases resulting from a reduction in off-balance sheet securitized leases.
Additionally, interim rents received by select growth finance and late fees collected by vendor finance decreased between periods.

     Gain (loss) on the sale of lease receivables decreased to less than $0.1 million from $0.4 million. These amounts represent gains or losses on lease receivables sold to third parties and fluctuate based on the volume of lease receivables sold in a given period and the economics of those sales.

     Gains on equipment residual values decreased to $0.4 million from $0.6 million. Gains on equipment residual values fluctuate based on the dollar volume of leases maturing in a given period.

     During the first half of 2000, LINC recognized a gain of $0.3 million on certain equity participation rights versus a gain of $1.2 million in the comparable prior year period. Equity participation gains and losses fluctuate from period to period based on the value of securities in our portfolio and the timing of the sale of these securities. In July 2000, Corvis Corporation, in which the company holds warrants to purchase 327,972 shares at a price of $0.7625 per share completed its initial public offering. On the basis of the closing price of such shares at August 10, 2000, our unrealized gain on such warrants was $30.0 million. LINC is subject to a "lock-up" agreement that restricts our ability to sell the Corvis warrants prior to late January 2000. This unrealized gain has not been recorded in income, nor has it been reflected in stockholders' equity.

     Selling, general and administrative expenses, net of initial direct costs capitalized, increased to $13.6 million from $11.6 million. The increase resulted primarily from an increase in personnel and operating costs associated with the acquisition of LINC IF+E in August 1999 in our rental and distribution business unit, professional fees incurred related to our violation of covenants under our revolving credit agreement, conduit facility, and term securitization, and a decrease in initial direct costs capitalized due to an 44% decrease in lease originations between periods. The number of people employed, including employees of companies acquired, decreased 36% to 117 between June 30, 1999 and June 30, 2000. As a result of the cessation of substantially all leasing activities and the reduction of its employee headcount to 99 at August 10, 2000 from 221 at December 31, 2000, we substantially reduced our selling, general and administrative expenses commencing in the third quarter of 2000.

     Interest expense increased to $16.7 million from $9.0 million, due primarily to increased borrowings resulting from growth in lease originations and lease portfolios acquired, with the resulting increase in borrowings, and an increase of over 100 basis points in our weighted average interest rates on outstanding debt. In addition, interest expense increased over the same period in the prior year as a result of the repurchase by us during the quarter ended September 30, 1999 of $99.0 million in lease receivables previously sold to our commercial paper conduit facility utilizing proceeds of a term securitization which increased the level on nonrecourse debt. Average finance lease receivables outstanding increased 68%.

     Depreciation of equipment decreased to $3.0 million from $3.6 million due to a decrease in operating leases, partially offset by an increase in equipment under rental agreements. The average net book value of equipment held for rental and operating leases decreased approximately 13% over the prior year period.

     Amortization of intangibles increased to $0.9 million from $0.5 million due to the amortization of issuance costs resulting from a term securitization completed during the third quarter of 1999, partially offset by a decrease in goodwill amortization due to the write-off of goodwill associated with the acquisitions of Comstock Leasing Inc., Monex Leasing, Ltd., Spectra Precision Credit Corp. and Connor Capital Corporation at December 31, 1999. The provision for credit losses increased to $8.3 million from $2.9 million. The portion of our lease portfolio that was delinquent more than 60 days increased to 4.4% of the gross receivable balance at June 30, 2000 from 2.6 % of the gross receivable balance at March 31, 2000. As a consequence of this increase, in the second quarter of 2000, we recorded a provision to increase its allowance for doubtful receivables to 4.6 % of its net investment in leases and loans at June 30, 2000 as compared to 2.7 % at March 31, 2000. In addition to the allowance for doubtful receivables, we retained holdbacks and recourse obligations from certain of its portfolio finance customers totaling approximately $18.6 million at June 30, 2000. At June 30, 2000, we recorded an impairment loss of $4.5 million related to the impairment of goodwill associated with the acquisition of LINC IF+E in August 1999, the impairment of furniture, fixtures, computers and related equipment, and an estimated loss on our corporate headquarters' lease agreement. See Note 4 to "Consolidated Financial Statements."

     LINC did not record a tax benefit on the pre-tax loss of $14.7 million for the six months ended June 30, 2000 since realization of the tax benefit cannot be assured. We recorded income tax expense of $0.4 million on pre-tax income of $1.5 million for the same period of the prior year.

Liquidity and Capital Resources

General

     LINC's activities are capital intensive and require access to substantial amounts of credit to fund new equipment leases. We have financed our operations to date primarily through cash flow from operations, borrowings under our revolving credit agreement with senior lenders and our CP conduit facility, other non-recourse and recourse loans, our July term securitization and the sale of equity. Access to large amounts of capital will continue to be necessary to acquire equipment for lease and rental.

     LINC is not in compliance with certain covenants under the Loan Agreement, the CP conduit facility and certain covenants under the terms of agreements relating to the July term securitization. As a result of these covenant violations and the forbearance agreement discussed above, we have not been permitted to borrow additional funds under our revolving credit agreement.

Cash Flow

     Cash flows from operating and financing activities are generated primarily from receipts on direct finance and operating leases, rentals of analytical instruments, gross profit on the sale of analytical instruments, realization of equipment residual values, and financing of new lease origination's and rental inventory through credit facilities and securitizations. Cash flows from operating and financing activities for 1999, 1998 and 1997 were $341.8 million, $326.1 million, and $79.8 million, respectively. The increase between 1999 and 1998 results primarily from the increase in the volume of securitizations completed in 1999 and payments received on direct finance leases; whereas, the increase between 1998 and 1997 results primarily from securitizations completed in 1998 and additional borrowings under our credit facilities. Cash flows from operating and financing activities for the six months ended June 30, 2000 and 1999 were $64.0 million and $193.2 million, respectively. The decrease between 2000 and 1999 results primarily from no new debt financing or securitizations during the second quarter of 2000 as well as a decrease in the volume of securitizations completed in the first quarter of 2000, partially offset by an increase in payments received on direct finance leases.

Credit Facilities

     In the past we utilized our secured revolving credit facility provided by a syndicate of banks to fund the acquisition and origination of leases and the purchase of rental and distribution inventory. As of December 31, 1999, we had $117.0 million available for borrowing under the agreement, of which we had borrowed $99.7 million, with a weighted-average interest rate of 7.65%. In January 2000, the amount available under the agreement was reduced to $107.0 million and the facility was renewed through December 31, 2000. As of June 30, 2000, the balance was $85.1 million and the weighted average interest rate for the six months then ended was 8.10%. As noted above, we have not been able to borrow under the revolving credit agreement since March 2000 and have entered into a forbearance agreement with the lenders. The balance is currently $73.9 million.

Commercial Paper Conduit Securitization Facilities

     We, through a special purpose subsidiary, have a commercial paper conduit securitization facility in an amount of $289 million. At June 30, 2000, $[141] million of the facility was utilized. Because we are in violation of certain covenants under the CP conduit facility sales of lease portfolios are being used to reduce the outstanding amount under the CP conduit facility and the cash flows available to us from our retained interest in the leases included in the CP conduit facility as well as our servicing rights have ceased.

Term Securitization

     In July 1999, we, through a special purpose subsidiary, completed a term securitization in the amount of $237 million. $199 million of A-1 Certificates $9 million of B-1 Certificates and $9 million of B-2 Certificates were issued in the private market. A portion of the B-2 Certificates (approximately $3 million) and the C Certificate of $17 million were retained by us.

     Because we are in violation of certain covenants under the July term securitization the cash flows available to us from our retained interest in the July term securitization as well as our servicing rights have ceased.

Preferred Stock

     On February 1, 2000, we issued $5,625,000 of Series A 8% Cumulative Redeemable Preferred Stock. The issuance of this series of preferred stock was coupled with warrants to purchase 326,250 shares of our common stock at $5.49 per share. Additional preferred stock warrants for up to 652,500 shares may be issued on a pro-rata basis through September 30, 2000, if the Series A preferred stock is not redeemed as a result of a change of control or a refinancing prior to that time. At June 30, 2000 additional preferred stock warrants for 372,857 shares are issuable. The Series A preferred stock accrues cumulative preferred dividends at 8% per annum through December 31, 2000, 10% per annum from January 1, 2001 through December 31, 2001 and 12% per annum thereafter. The Series A preferred stock is required to be redeemed by LINC upon a change of control or on January 31, 2005, whichever occurs first. As a result of the violation of certain covenants under the Loan Agreement, LINC was unable to declare or make payment of the dividend on the Series A preferred stock due on March 31 or June 30, 2000. As a consequence, we are in default of certain provisions of the terms and conditions of the Series A preferred stock and the dividend rate on such preferred stock accruing after March 31, 2000 has been increased by 1 percentage point.

Quantitative and Qualitative Disclosures About Market Risk

     LINC's primary market risk exposure is interest rate risk, largely related to our loan agreement. Otherwise, we have attempted to mitigate the effects of changes in interest rates through financing leases or loans on a nonrecourse or partial recourse basis at fixed interest rates, which maintains the spread on lease or loan transactions over their respective terms. In addition, we try to manage exposure to fluctuations in interest rates by establishing fixed interest rates on the lease portfolios in our securitization facility through interest rate swap and cap agreements. Interest rates associated with new originations of leases or loans can be adjusted to compensate for changes in the interest rate environment. We does not use derivative financial instruments for trading purposes.

     LINC is exposed to adverse fluctuations in interest rates as they relate to our securitization retained interest and to leases and loans funded under its loan agreement. Additionally, we have been negatively impacted by the early termination of our interest rate swap or interest rate cap agreements based on the fair value of these derivative financial instruments on the date of termination. At December 31, 1999, termination of the interest rate swap and interest rate cap agreements would have resulted in a credit to earnings of $2.1 million.

     LINC funded a portion of its lease portfolio under its loan agreement. The loan agreement provides for interest at LIBOR plus 1.50% to 1.75% or, at our option, prime plus up to 0.25% or the CD rate or the Fed Funds rate plus 1.55% to 1.80%, with the precise rate dependent on certain leverage tests. An increase in these interest rates causes a decrease in the spread between the yield on each fixed rate lease or loan contract financed under the facility and our borrowing costs. At December 31, 1999, the net effect of a 100 basis point decrease or increase in LIBOR over a twelve-month period would result in a $1.1 million decrease or increase in interest expense for the period.

     If actual interest rates are different from those estimated by us, the net impact of interest rate risk on our earnings may be materially different than disclosed above.

     LINC is also subject to foreign currency rate risk relating to a limited number of leases denominated in Canadian dollars and British pounds. We have determined that hedging of these assets is not cost effective and instead attempts to minimize currency exposure risk through working capital management. LINC does not believe that any foreseeable change in currency rates would have a material effect on its financial position or results of operations.



Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of LINC's common stock and preferred stock as of October 20, 2000:

     (a) by each person known by LINC to own beneficially more than five percent of such outstanding common and preferred stock;

     (b) by each director;

     (c) by the former chief executive officer and the next four most highly compensated executive officers in 1999; and

     (d) by all executive officers and directors of LINC as a group.

     Each of such stockholders has sole voting and investment power as to shares shown unless otherwise noted.



                                           Common                                 Preferred

Name                                 Shares Owned       Percent of Class     Shares Owned        Percent of Class
                                     Beneficially (2)                        Beneficially (2)

Martin E. Zimmerman                  2,919,129          51.4%                60                  26.67%
(1) (4) (5)

Allen P. Palles (3) (4) (5)          352,033            6.2                  8                   3.56%

Robert E. Laing (3) (4) (5)          350,324            6.2                  10                  4.44%

Terrence J. Quinn                    52,507             0 (less than 1%)     0                   0

Gerard M. Farren                     18,200             0                    3                   1.33%

All directors and executives as      4,244,010          74.7%                96                  42.67%
a group (8 persons)


(1) Includes 624,674 shares held by Mr. Zimmerman as trustee under trusts for the benefit of his two children, 23,000 shares held by LFC Capital, an entity controlled by Mr. Zimmerman, and 702,357 shares held by Mr. Laing, Mr. Palles (including 30,000 shares held by The Palles Family Trust, the beneficiaries of which are Mr. Palles' wife and children and under which Mr. Palles has disclaimed a beneficial interest) and 146,986 shares held by a former employee of LINC for which Mr. Zimmerman holds proxies.

(2) Includes shares obtainable upon exercise of stock option which are or become exercisable prior to January 22, 2001 as follows: Mr. Zimmerman, 55,641 shares; Mr. Palles, 55,389 shares; Mr. Laing, 78,496 shares; Mr. Quinn, 13,333 shares; Dr. Farren, 5,000 shares; and all directors and executive officers as a group, 178,188 shares. The percentages set forth in the above table give effect to the exercise of these options.

(3) All shares are subject to a proxy held by Mr. Zimmerman, except shares obtainable upon exercise of stock options under the 1997 Stock Initiative Plan which are or become exercisable prior to January 22, 2001 as follows:
     Mr. Palles, 20,532 shares and Mr. Laing, 43,639 shares.

(4)  This person;s address is 303 East Wacker Drive, Chicago, IL 60601.

(5) Includes the following purchases of preferred stock: initially, 87,000 shares for Mr. Zimmerman, 14,500 for Mr. Laing, and 11,600 for Mr. Palles; and then on the last day of each month starting February 29, 2000 and ending September 30,2000, 21,750 shares per month for Mr. Zimmerman, 3,625 per month for Mr. Laing and 2,900 per month for Mr. Palles.

Where You May Find Additional Information

     LINC is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission.

     The reports, proxy statements and other information filed by LINC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commissions' Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including LINC. The address is http://www.sec.gov. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

Financial Statements

Our consolidated financial statements and notes thereto for 1997, 1998 and 1999 and for the six month periods ended June 30, 1999 and 2000 are attached to this information statement.

Index to Consolidated Financial Statements:

                                                                                           Page
   Independent Auditors' Report.......................................................

   Consolidated Balance Sheets, December 31, 1999 and 1998............................

   Consolidated Statements of Operations, years ended December 31, 1999, 1998, and 1997...........................................................................

   Consolidated Statements of Stockholders' Equity, years ended December 31,
   1999, 1998, and 1997 ..............................................................

   Consolidated Statements of Cash Flows, years ended December 31, 1999, 1998, and 1997...........................................................................

   Notes to Consolidated Financial Statements.........................................

   Consolidated Balance Sheets, June 30, 2000 and December 31, 1999 (unaudited).......

   Consolidated Statements of Operations, three and six months ended June 30,
   2000 and 1999  (unaudited).........................................................

   Consolidated Statements of Cash Flows, three and six months ended June 30,
   2000 and 1999  (unaudited).........................................................

   Notes to Consolidated Financial Statements (unaudited).............................


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
LINC Capital, Inc.:

We have audited the accompanying consolidated balance sheets of LINC Capital, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsiblilty is to report on these consolidated financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally   accepted  auditing
standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1998 and 1997 consolidated finacial statements referred to above present fairly, in all material respects, the financial position of LINC
Capital, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that LINC Capital, Inc. and subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered a loss in 1999 and is not in compliance with certain debt convenants of existing credit facilities. During April 2000, the Company's primary group of lending banks has effectively ceased advances under the revolving line of credit, and the Company has substantially curtailed new lease originations. At
December 31, 1999, these circumstances raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The 1999 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because of the significance of the uncertainty discussed in the preceeding paragraph, we are unable to express, and we do not express, an opinion on the accompanying 1999 consolidated financial statements.


                                                         /s/ KPMG LLP

Chicago, Illinois
April 13, 2000
                                      F-2

                                   LINC CAPITAL, INC. AND SUBSIDIARIES
                                       CONSOLIDATED BALANCE SHEETS

                              (Dollars in thousands, except per share data)



                                                                                                December 31,
                                                                                ----------------------------------------

                                Assets                                                  1999                   1998
                                                                                 ----------------         --------------

Net investment in direct finance leases and loans......................               $436,820               $164,970

Equipment held for rental and operating leases, net....................                 26,115                 30,659

Accounts receivable....................................................                 13,354                  7,593

Securitization retained interest.......................................                    444                 17,026

Restricted cash........................................................                 11,254                  3,935

Other assets ..........................................................                 17,282                 12,535

Goodwill                                                                                 3,225                 10,738

Cash and cash equivalents..............................................                  4,394                  1,428
                                                                            -------------------         ----------------

Total assets ..........................................................               $512,888               $248,884
                                                                            ===================         ================

                 Liabilities and Stockholders' Equity

Senior credit facility and other senior notes payable..................              $102,754                 $96,646

Recourse debt..........................................................                 3,152                   8,017

Nonrecourse debt.......................................................               348,098                  68,616

Accounts payable.......................................................                15,208                   7,443

Accrued expenses.......................................................                 8,795                   8,775

Customer holdbacks..........................................................            7,607                  10,328

Subordinated debentures................................................                 6,059                   5,694

Deferred income taxes..................................................                  ----                   1,924
                                                                               ----------------           ---------------

Total liabilities......................................................               $491,673               $207,443
                                                                               ----------------           ---------------


Stockholders' equity:

Common stock, $0.001 par value, 15,000,000 shares authorized;
    5,330,953 and 5,249,591 shares issued;
    5,265,050 and 5,183,688 shares outstanding..............................                  5                     5

Additional paid-in capital..................................................             29,797                29,567

Deferred compensation from issuance of options..............................               (12)                 (124)

Stock note receivable.......................................................              (182)                 (182)

Treasury stock, at cost; 65,903 shares......................................              (287)                 (287)

Accumulated other comprehensive income (loss)...............................                932                  (34)

Retained earnings (accumulated deficit).....................................            (9,038)                12,496
                                                                                ----------------          ----------------

       Total stockholders' equity...........................................             21,215                41,441
                                                                                ----------------           ---------------


       Total liabilities and stockholders' equity...........................           $512,888              $248,884
                                                                                ================           ===============

                                     See accompanying notes to consolidated financial statements.


                                          LINC CAPITAL, INC. AND SUBSIDIARIES

                                         CONSOLIDATED STATEMENTS OF OPERATIONS

                                     (Dollars in thousands, except per share data)

                                                                                Years ended December 31,
                                                                     ------------------------------------------------

                                                                           1999             1998              1997
                                                                      -------------     -------------     -----------
Revenues:

  Sales of equipment............................................         $34,941         $32,929            $23,131

  Direct finance lease income...................................          33,438          12,300              5,981

  Interest income...............................................           3,573           2,194                877

  Rental and operating lease revenue............................          10,942           9,412              7,492

  Servicing fees and other income...............................           6,603           3,792              2,026

  Gain on sale of lease receivables.............................           1,284           6,839                880

  Gain on equipment residual values.............................           1,321           1,752                860

  Gain on equity participation rights...........................           1,603           3,824                430
                                                                   --------------      -------------       ------------

  Total revenues................................................          93,705          73,042             41,677
                                                                   --------------      -------------       ------------

  Expenses:

  Cost of equipment sold........................................          28,526          26,789             18,549

  Selling, general and administrative...........................          23,790          17,824              8,973

  Interest......................................................          24,686           8,956              4,298

  Depreciation of equipment under rental agreements and
    operating leases............................................           7,273           6,073              4,226

  Amortization of intangibles...................................           1,428             502                280

  Provision for credit losses...................................          15,966           5,280              1,253

  Impairment loss on assets.....................................          14,177             ---                ---

  Restructuring charges.........................................             700             ---                ---
                                                                    --------------      -------------     ------------

        Total expenses..........................................         116,546          65,424              37,57
                                                                    --------------      -------------     ------------

  Earnings (loss) from continuing operations before income taxes
     and minority interest........................................      (22,841)           7,618              4,098

  Income tax expense (benefit)....................................       (1,307)           3,024              1,627
                                                                      -------------    --------------    -------------

  Earnings (loss) from continuing operations before minority
     interest.....................................................      (21,534)           4,594              2,471

  Minority interest...............................................         ---               ---               (13)
                                                                      -------------    --------------    -------------

  Net earnings (loss) from continuing operations..................      (21,534)           4,594              2,458

  Discontinued operations:

         Loss from discontinued operations, net of
             income tax benefit for the year ended 1997
             of $258..............................................          ---               ---              (402)
                                                                    ------------       --------------     -------------

  Net earnings (loss).............................................     $(21,534)           $4,594             $2,056
                                                                    =============       ==============    =============
  Per common share:
      Net earnings (loss) from continuing operations:
        Basic  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ (4.10)            $ .89             $  .73
        Diluted  . . . . . . . . . . . . . . . . . . . . . . . . . . .    (4.10)              .86                .72

      Net earnings (loss):
        Basic  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (4.10)              .89                .61
        Diluted  . . . . . . . . . . . . . . . . . . . . . . . . . . .    (4.10)              .86                .61

                                   See accompanying notes to consolidated financial statements.




                                            LINC CAPITAL, INC. AND SUBSIDIARIES

                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       Years ended December 31, 1999, 1998 and 1997
                                       (Dollars in thousands, except per share data)


                                                                                         Compre-  Retained     Accumulated
                                          Additional  Deferred  Stock    Treasury Stock  hensive  Earnings     Other
                          Common Stock     Paid-in    Compen-   Note         at cost     Income  (Accumulated) Comprehensive
                          Shares  Amount   Capital    sation  Receivable Shares  Amount  (Loss)   Deficit      Income (Loss) Total

                       ------------------------------------------------------------------------------------------------------------
Balance at
December 31,1996           3,012,757  $ 3    $ 978     $ -      $ -     61,999  $ (270)             $12,883      $ 348   $ 13,942
Comprehensive income:
   Net income............                                                                   $2,056    2,056                   205

   Other comprehensive
   income:
    Unrealized gains on
     Securities..........         -     -        -       -        -         -        -         578                 578        578
                                                                                          ---------
Comprehensive income.....         -     -        -       -        -         -        -      $2,634
                                                                                          ---------
Purchase and sale of
stock, net............... 2,669,626     2     27,672      -     (511)    3,904     (17)                   -          -     27,146
Distribution of LFC
  Capital,
  Inc. ..................  (482,792)    -       (81)     -        -         -        -               (7,037)         -    (7,118)
Income tax benefit from
stock options exercised..         -     -         50     -        -         -        -                    -          -         50
Deferred compensation from
   issuance of stock
options..................         -     -        221   (171       -         -        -                    -          -         50
                            ---------------------------------------------------------------          -------------------------------
Balance at December 31,1997 5,199,591   5     28,840   (171)   (511)    65,903    (287)                7,902       926     36,704
                            ---------------------------------------------------------------          -------------------------------

Comprehensive income:
   Net income..............       -     -         -      -        -         -        -       $4,594    4,594         -      4,594
                                                                                            ---------
   Other comprehensive
   income:
   Unrealized loss on
     Securities............       -    -         -      -        -          -        -         (862)       -         -
  Translation adjustment...       -    -         -      -        -          -        -          (98)
                                                                                            ---------
  Other Comprehensive
  loss....................                                                                     (960)               (960)    (960)
                                                                                           ----------
Comprehensive income              -    -         -      -        -         -         -       $ 3,634       -         -          -
                                                                                           ----------
Purchase and sale of
stock, net................    50,000    -       727     -        -         -         -                     -         -        727
Payment received on note..         -    -         -      -      329         -         -                    -         -        329
Deferred compensation from
   issuance of stock
options...................         -    -         -      47       -         -         -                     -         -        47
                            ----------------------------------------------------------------          -----------------------------
Balance at December 31,
1998...................... 5,249,591  $ 5   $29,567  $(124)  $ (182)   65,903   $(287)                $12,496     $(34)    41,441
                           -----------------------------------------------------------------          ------------------------------

Comprehensive loss:
   Net loss................       -       -          -         -           -     -        - $(21,534) ( 21,534)      -    (21,534)
Other comprehensive                                                                         --------
   income:
    Unrealized gain on
     Securities............       -       -          -         -         -       -        -      707                 -           -
    Translation adjustment.       -       -          -         -         -       -        -      259        -        -           -
                                                                                             ---------
   Other comprehensive
   income..................        -      -          -         -         -       -        -      966        -        966       966
                                                                                             --------
Comprehensive loss.......          -      -          -         -         -       -        -  $(20,568)      -         -         -
                                                                                             ---------
Purchase and sale of
 stock, net................    81,362     -        395         -         -       -        -                 -         -        395

Deferred compensation from
   issuance of stock
options..................          -      -       (165)      112         -       -        -                 -         -        (53)
Balance at December 31,     -----------------------------------------------------------------           ---------------------------
1999......................   5,330,953   $ 5    $29,797     $(12)    $(182)  65,903   $ (287)           $(9,038)    $932   $21,215
                            -----------------------------------------------------------------           ---------------------------

                                     See accompanying notes to consolidated financial statements.
                                       F-5





                                           LINC CAPITAL, INC. AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   (Dollars in thousands)


                                                                          Years ended December 31,
                                                              -------------------------------------------------

                                                                  1999              1998             1997
                                                              -------------     -------------    --------------
Cash flows from operating activities:

   Net earnings (loss).....................................      $(21,534)            $4,594            $2,056

     Adjustments to reconcile net earnings to net cash provided by continuing operations:

          Net loss from discontinued operations............           --                --                  402

          Depreciation and amortization....................          9,668             6,904              4,665

          Direct finance lease income......................       (33,438)          (12,300)            (5,981)

          Payments on direct finance leases................        153,319            66,961             27,148

          Deferred income taxes............................        (2,357)             2,269              1,194

          Provision for credit losses......................         15,966             5,280              1,253

          Gain on sale of lease receivables................        (1,284)           (6,839)              (880)

          Gain on equity participation rights..............        (1,603)           (3,824)              (430)

          Impairment loss on assets........................         14,177                --                 --

          Amortization of discount.........................            365               308                259

          Deferred compensation............................           (53)                47                 50

          Minority interest................................            --                 --                 13

     Changes in assets and liabilities:

          Decrease (increase) in receivables...............        (5,687)                44            (4,688)

          Decrease (increase) in restricted cash...........        (7,319)           (3,252)                293

          Increase in other assets and goodwill............        (4,777)           (6,119)            (5,111)

          Increase (decrease) in accounts payable..........          6,050             1,334              (119)

          Increase (decrease) in accrued expenses .........           (36)             2,855                843

          Increase (decrease) in customer holdbacks .......        (2,721)             6,993                417
                                                              -------------     -------------    --------------

Cash provided by continuing operations.....................        118,736            65,255             21,384

     Cash flows from discontinued operations...............           ---               ---              10,198
                                                              -------------     -------------    --------------

Cash provided by operating activities......................        118,736            65,255             31,582
                                                              -------------     -------------    --------------

Cash flows from investing activities:

     Cost of equipment acquired for lease and rental ......      (339,293)          (274,304)          (78,366)

     Cash used in acquisitions, net of cash acquired ......        (4,977)           (39,180)                --

     Funding of securitization retained interest ..........            --            (20,077)           (3,381)

     Receipts on securitization retained interest .........         5,656              6,121                 --

     Fixed assets purchased................................       (1,801)            (1,092)              (753)

     Proceeds from disposal of discontinued operations.....            --                --               2,265

     Proceeds from sale of investments.....................         1,603              3,824                430
                                                              -------------     -------------    --------------

               Net cash used in investing activities.......      (338,812)         (324,708)           (79,805)
                                                              -------------     -------------    --------------



          See accompanying notes to consolidated financial statements.

                                       F-6

                                      LINC CAPITAL, INC. AND SUBSIDIARIES

                              CONSOLIDATED STATEMENTS OF CASH FLOWS-(Continued)

                                           (Dollars in thousands)


                                                                             Years ended December 31,
                                                                 --------------------------------------------------

                                                                      1999              1998             1997
                                                                 ---------------    -------------    --------------
Cash flows from financing activities:
     Net increase in notes payable.........................              6,108           55,850            8,512

     Proceeds from recourse and nonrecourse debt...........            501,352           63,214           17,285

     Repayments of recourse and nonrecourse debt...........          (238,889)         (23,507)          (8,016)

     Proceeds from sale of lease receivables...............             35,259          164,995           16,822

     Repurchase of receivables from conduit facility, net
        of  securitizaton retained interest................           (81,183)             --                --

     Proceeds from stock notes receivable..................              --                 329              --

     Purchase of stock.....................................              --                 --              (38)

     Sale of stock.........................................               395               --            27,184

     Payment of notes from discontinued operations.........              --                 --           (13,526)
                                                                 --------------     -------------    --------------

               Net cash provided by financing
                  activities...............................            223,042           260,881          48,223
                                                                    ------------     -------------    --------------

Net increase in cash and cash equivalents .................              2,966             1,428              --

Cash and cash equivalents at beginning of year.............              1,428               --               --

                                                                  --------------     -------------    --------------
Cash and cash equivalents at end of year...................             $4,394           $1,428              $ --
                                                                  ==============     =============     ==============

Supplemental disclosures of cash flow information:

     Interest paid.........................................            $20,446           $8,542          4,644

     Income taxes paid.....................................              1,075              898            275

                                     See accompanying notes to consolidated financial statements.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997


(1)      Summary of Significant Accounting Policies

   Nature of Business and Basis of Presentation

     LINC Capital, Inc. (the "Company") is a specialty finance company that provides leasing, asset-based financing, and equipment rental and distribution services to growing businesses. The Company's principal businesses are (i) the direct origination of leases and accounts receivable and other asset-backed financing to emerging growth companies primarily serving the telecommunications, high-tech manufacturing, Internet-related and information technology industries (Select Growth Finance), (ii) the financing of leases generated by smaller equipment lessors ( Portfolio Finance ), (iii) the rental, leasing and distribution of analytical instruments and related equipment to companies serving the environmental, pharmaceutical and biotechnology industries and the leasing and distribution of equipment to Internet-related businessess ( Rental
and  Distribution),   and  (iv)  the  establishment  of  leasing  programs  for
manufacturers and distributors ( Vendor Finance ).

     The accompanying consolidated financial statements include the operations of the Company and all of its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Direct Finance Leases

     For direct finance leases, the present value of the future lease payments and the present value of the residual value are recorded as the initial investment in such leases. This initial investment generally represents the cost of leased equipment. Unearned lease income is equal to the difference between
(i) the future lease payments and residual value and (ii) their corresponding present values. Unearned lease income is amortized and recorded as revenue over the term of the lease by applying a constant periodic rate of return to the declining net investment.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

   Operating Leases

     Rental income from operating leases with terms of twelve months or greater and short term rentals of less than twelve months is recognized as lease payments become due. Such rentals are included in rental and operating lease revenue in the consolidated statements of operations.

   Depreciation

     Equipment under operating leases is recorded at cost and depreciated on a straight-line basis to its estimated salvage value at the end of the lease term. The majority of rental equipment is fully depreciated over seven years.

   Initial Direct Costs

     Initial direct costs incurred by the Company in originating direct finance and operating leases are capitalized at lease commencement. Such costs for direct finance leases are amortized over the term of the lease by applying a constant periodic rate of return to the declining net investment in each lease. Such costs for operating leases are amortized over the lease term on a straight-line method.

   Securitization retained interest

     Securitization retained interest represents amounts receivable from assets securitized. Income from the securitization retained interest is recognized over the life of the securitized leases using the interest method.

     Through September 30, 1998, the Company recognized a gain upon the sale of leases in securitizations equal to the excess of the net proceeds from the sale, after deducting issuance expenses, over the cost basis of the leases. Effective October 1, 1998, the Company eliminated gain-on-sale treatment for securitized leases by modifying the structure of its securitization facility such that it is considered nonrecourse debt under generally accepted accounting principles.

   Earnings Per Share

     Basic earnings per share is computed using the weighted average number of common shares outstanding during the periods. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

   Goodwill

     Goodwill is amortized using the straight-line method over 20 years.

   Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all short-term investments with a maturity date of three months or less at date of purchase to be cash equivalents.

   Investments

     The Company has classified its portfolio of securities as available-for-sale. Available-for-sale securities are stated at fair value with unrealized gains and losses included in stockholders' equity. Fair value of the securities is determined based on market prices. Securities for which no readily determinable market price is available are recorded at cost. The cost of securities sold is based on the specific identification method. At December 31, 1999, the Company held available-for-sale securities with estimated fair values of $2,448,000, consisting of gross unrealized gains on warrants or common stock of $1,285,000, and a cost basis of $1,163,000. Cash proceeds received and gross realized gains on the sale of investments for the years ended December 31, 1999, 1998 and 1997 were $1,603,000, $3,824,000, and $430,000, respectively.
Available-for-sale securities are included in other assets.

   Stock-based Compensation

     The Company utilizes the intrinsic value based method of accounting for its stock-based compensation arrangements.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

   Impairment of Assets

     The Company recognizes impairment losses on equipment held for rental and operating leases and residual values of direct finance leases when the expected future cash flows are less than the asset's carrying value, in which case the asset is written down to its estimated recoverable value. The Company also recognizes impairment losses on goodwill when expected future cash flows from the related operations are less than the carrying value. The Company recognized an impairment loss of $13,914,000 in 1999 primarily for goodwill related to the Company's Vendor Finance business unit, as the estimated expected future cash flows were less than the carrying value. Factors leading to impairment were a combination of historical performance and inadequate anticipated future cash flows.

     Derivative Financial Instruments

     The Company uses interest rate swap and interest rate cap agreements to establish fixed interest rates on securitized leases to reduce its exposure to adverse fluctuations in interest rates. Gains or losses resulting from the early termination of off-balance sheet interest rate swaps or caps would be included in the consolidated statements of operations in the period of termination.

   Reclassifications

     Certain reclassifications have been made in the 1998 and 1997 consolidated financial statements to conform to the 1999 presentation.

(2)      Going Concern of the Company

     The Company incurred an operating loss of $21,534,000 in 1999, and the Company was not in compliance with certain debt covenants at December 31, 1999. During March 2000, the Company made a strategic decision to de-emphasize its traditional leasing activities and substantially reduce overhead and debt. The Company indefinitely suspended the Portfolio Finance business, which it had scaled back dramatically in the later part of 1999, and no longer is funding new leases in LINC Connor, one of its Vendor Finance origination units. Currently, the Company is in discussions to sell or refinance components of its Select Growth business and its Vendor Finance business and to use the proceeds to reduce borrowings under its Loan Agreement and to reduce outstandings under its CP Conduit Facility available to a special purpose subsidiary of the Company as well as to provide additional liquidity. In the event that the Company is unable to sell individual leasing business units and elements of its lease portfolio, the Company may liquidate its Select Growth activities and dramatically further downsize its Vendor Finance business. The Company intends that its focus on a going-forward basis will be on its profitable distribution

                       LINC CAPITAL,INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)




and rental activities. Mangement's plans as to its activities are subject to review and approval of its secured creditors as more fully discussed below.

     Furthermore, the Company was in violation of the minimum tangible net worth, minimum earnings, leverage and interest coverage covenants under its Loan Agreement at December 31, 1999. The violations under the Loan Agreement have also resulted in cross-defaults in the agreements relating to the CP Conduit Facility and the July Term Securitization. The Company is currently in discussions with the lenders under the Loan Agreement, the liquidity providers under the CP Conduit Facility and appropriate parties related to the July Term Securitization regarding forbearance from enforcement of remedies available to such parties as a result of the Company's failure to comply with the applicable covenants. During these forbearance discussions, the Company is not permitted to borrow additional funds under its Loan Agreement. New lease originations have therefore been substantially curtailed. In the event that the Company is unable to successfully obtain such a forbearance from these secured creditors for a period that enables it to sell individual leasing businesses and elements of its lease portfolio the Company may not be able to continue some or all of its business and may be required to seek protection under the Bankruptcy Code. No assurances can be made as to the Company obtaining such forbearances, that lease originations will commence at a level to support the operations of the Company, or that the secured creditors will allow management to implement various strategic plans. In addition, even if the Company was to successfully obtain such forbearance and successfully sell individual leasing business units and elements of its lease portfolio, there can be no assurance that the proceeds of such sales will provide the Company with sufficient liquidity to continue its remaining operations. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The 1999 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)      Acquisitions

     Effective January 1, 1999, the Company purchased all of the outstanding common stock of Connor Capital Corporation, a lessor specializing in developing captive finance programs for equipment vendors. Additionally, effective August 31, 1999, the Company acquired the assets of Internet Finance + Equipment, a distributor and lessor of Internet access equipment manufactured by several companies. Both acquisitions have been accounted for using the purchase method of accounting and the results of operations of the acquired businesses have been included in the consolidated financial statements since the dates of the acquisition. These acquisitions had no material impact on results of operations for the year ended December 31, 1999. See note 18.

    The consideration for the 1999 acquisitions included $4,977,000 in cash payments, net of cash acquired, and future contingent cash payments of up to $12,250,000. The fair value of assets purchased and liabilities assumed in the acquisitions were $12,876,000 and $12,247,000, respectively. Total future payments contingent on earnings performance or volume of lease fundings for all acquisitions completed by the Company, including those consummated in 1999, were $16,012,000 at December 31, 1999.

(1)       Net Investment in Direct Finance Leases and Loans

      Net investment in direct finance leases and loans is as follows:

                                                                                         December 31,
                                                                        -----------------------------------------
                                                                               1999                    1998
                                                                        -------------------       ---------------
                                                                                         (In thousands)
          Lease and loan contracts receivable in installments.........            $501,557              $191,278
          Estimated residual value of leased equipment................              17,386                 8,326
          Broker fees.................................................               3,857                 1,004
          Initial direct costs........................................               4,482                 2,447
          Unearned lease income.......................................            (78,544)              (34,294)
          Allowance for doubtful receivables..........................            (11,918)               (3,791)
                                                                        -------------------       ---------------
          Net investment                                                          $436,820              $164,970
                                                                        ===================       ===============

     At December 31, 1999 future payments to be received on direct finance leases and loans are as follows:



                                                                                         Amount
                                                                                   ------------------
                                                                                     (In thousands)

             Year Ending December 31,

                    2000.....................................................            $201,082

                    2001.....................................................             143,704

                    2002.....................................................              90,261

                    2003.....................................................              44,250

                    2004 and thereafter......................................              22,260
                                                                                ------------------

             Future payments                                                             $501,557
                                                                                ==================


     At December 31, 1999 certain future lease contract payments have been assigned to financial institutions (note 8).


                       LINC CAPITAL, INC. AND SUBSIDIARIES

(5)      Equipment Held for Rental and Operating Leases, Net

     The net book value of equipment held for rental and operating leases is as follows:

                                                                                December 31,
                                                                        ------------------------------
                                                                           1999              1998
                                                                        -----------       ------------
                                                                               (In thousands)
      Equipment under operating leases............................          $6,993            $13,905
      Equipment under rental agreements...........................          19,122             16,754
                                                                        -----------       ------------
      Net book value                                                       $26,115            $30,659
                                                                        ===========       ============


     The book values presented above are net of accumulated depreciation of $9,464,000 and $8,058,000, at December 31, 1999 and 1998, respectively.
Equipment under rental agreements is comprised primarily of analytical instruments.

     At December 31, 1999 future contract payments to be received on operating leases are as follows:


                                                                                     Amount
                                                                                ------------------
                                                                                 (In thousands)
             Year Ending December 31,

                    2000.....................................................              $1,430

                    2001.....................................................               1,398

                    2002.....................................................               1,091

                    2003.....................................................                 584

                    2004 and thereafter......................................                 538
                                                                                ------------------
             Future payments                                                               $5,041
                                                                                ==================

     At December 31, 1999 certain future contract payments have been assigned to financial institutions (note 8).

                       LINC CAPITAL, INC. AND SUBSIDIARIES

(6)      Estimated Net Book Value of Equipment at Lease Termination

     The following table represents the Company's estimated net book value (residual value) of equipment at lease termination. The residual values in the following table are recorded as components of the Company's net investment in direct finance leases and loans of $17,386,000 and equipment held for operating leases of $3,409,000 in the consolidated balance sheet at December 31, 1999.

   Year of                                                         Estimated net
   expected                                                        book value at
   termination                                                       termination
                                                             ------------------

                                                                  (In thousands)

   2000.....................................................              $4,561

   2001....................................................                3,494

   2002.....................................................               6,589

   2003.....................................................               2,832

   2004 and thereafter......................................               3,319
                                                                  --------------

                              Total                                      $20,795
                                                                   =============


(7)            Other Assets

         Other assets are as follows:
                                                                                December 31,
                                                                      ------------------------------
                                                                         1999              1998
                                                                      -----------       ------------
                                                                             (In thousands)
     Inventory ..................................................        $ 2,815            $ 4,392
     Deposits on equipment ......................................          3,443              3,082
     Property and equipment, net.................................          2,479              1,555
     Holdback on lease fundings..................................          2,133              1,349
     Available-for-sale securities...............................          2,448              1,087
     Prepaid funding costs.......................................          2,627                197
     Prepaid expenses and miscellaneous..........................          1,337                873
                                                                      -----------       ------------

            Total.................................................       $17,282            $12,535
                                                                      ===========       ============


                       LINC CAPITAL, INC. AND SUBSIDIARIES

 (8)     Debt

   Notes Payable

     Notes payable to banks and others were as follows:
                                                                            December 31,

                                                                   -------------------------------
                                                                      1999               1998
                                                                   -----------        ------------
                                                                           (In thousands)

     Senior credit facility.....................................      $99,700             $91,700
     Other......................................................        3,054               4,946
                                                                   -----------        ------------

            Total...............................................     $102,754             $96,646
                                                                   ===========        ============

     At December 31, 1999 and 1998, the Company had available a senior credit facility (the Loan Agreement ) in the amount of $117,000,000 and $155,000,000, of which $99,700,000 and $91,700,000, at December 31, 1999 and 1998, was
outstanding. The weighted-average interest rate on the Loan Agreement at December 31, 1999 and 1998 was 7.65% and 6.58%, respectively. In January 2000, the Loan Agreement was amended and renewed for $107.0 million through December 31, 2000. The Loan Agreement, as amended, provides for interest at LIBOR plus 1.50% to 1.75% or, at the Company's option, prime plus up to 0.25% or the CD rate or Fed Funds rate plus 1.55% to 1.80% with the precise rate dependent on certain leverage tests. Additionally, the Loan Agreement calls for the Company to pay a quarterly commitment fee of 0.25% on the unused daily balance below 25% of the facility and 0.50% on the unused daily balance above 25%. The facility is secured by substantially all of the assets of the Company and is used by the Company to finance the acquisition of equipment pending completion of permanent financing, financing of distribution and rental inventory and for normal working capital purposes. As of December 31, 1999, the Company was in violation of the covenants of this facility relating to minimum earnings, tangible net worth, leverage and interest coverage.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

     In connection with the acquisition of Monex Leasing, Ltd., the Company issued a note payable to the former owner of the company. Such note bears interest at 8% with principal payments over a three-year period. At December 31, 1999 and 1998, $1,000,000 and $2,679,000, respectively, was outstanding. Additionally, the Company has notes payable to a third party in the amount of $2,054,000 and $2,267,000 at December 31, 1999 and 1998, respectively, at an interest rate of 10% with various payment terms and maturity dates included in other notes payable.

   Recourse and Nonrecourse Debt

     At December 31, 1999, the Company had a commercial paper conduit facility available for funding of up to $289,000,000 in lease receivables (the CP Conduit Facility ). At December 31, 1999 and 1998, $140,534,000 and $170,712,000, respectively, of this facility was utilized. At December 31, 1999 and 1998, the Company had $134,228,000 and $44,676,000 of nonrecourse debt recorded on its consolidated balance sheet under its securitization facility. In connection with the CP Conduit Facility, the Company transfers a pool of leases to a wholly-owned, bankruptcy remote, special purpose subsidiary established for the purpose of purchasing the Company's leases. This subsidiary simultaneously transfers its interest in the leases to a bank conduit facility, which issues securities to investors. The securities are collateralized by an undivided interest in the leases, the leased equipment, and certain collateral accounts. A portion of the proceeds from the securitization of leases is required to be held in a separate restricted account as collateral for the leases transferred. This amount is recorded as restricted cash. The Company, through its wholly-owned bankruptcy remote, special purpose subsidiary retains a subordinated interest in the cash flows related to the leases funded by the CP Conduit Facility and retains the right to service such leases. The weighted-average interest rate on the CP Conduit Facility at December 31, 1999 and 1998 was 6.26% and 5.63%, respectively. The facility is subject to renewal on April 28, 2000.

     During the nine months ended September 30, 1998, the Company recognized a gain upon the sale of leases in securitizations equal to the excess of the net proceeds from the sale, after deducting issuance expenses, over the cost basis of the leases. Under gain-on-sale treatment, the Company reflected the difference between the aggregate principal balance of the leases securitized and proceeds received, net of an allowance for doubtful receivables, as the securitization retained interest on the balance sheet. Effective October 1, 1998, the Company eliminated gain-on-sale treatment for securitized leases by modifying the structure of its securitization facility such that it is considered nonrecourse debt under generally accepted accounting principles. Subsequent to eliminating gain-on-sale treatment, the Company has recorded non-recourse debt equal to the cash received.



                       LINC CAPITAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     In July 1999, the Company completed a term securitization of $237 million (the July Term Securitization ). $199 million of A-1 Certificates rated AAA by Standard and Poor's and Fitch IBCA, Inc. and Aaa by Moody's Investor Service, Inc., $9 million of B-1 Certificates rated BBB by Fitch IBCA, Inc., and $9 million of B-2 Certificates rated BB by Fitch IBCA, Inc., were issued in the private market. A portion of the B-2 Certificates (approximately $3 million) and the C Certificate of $17 million were retained by the Company. In connection with the July Term Securitization, the Company repurchased certain leases, which had previously been financed in the CP Conduit Facility and removed from the balance sheet. In accordance with generally accepted accounting principles, $93,840,000, the amount of the repurchase price, was restored to the net investment in leases and loans on the consolidated balance sheet. The proceeds from the July Term Securitization were recorded as nonrecourse debt. The weighted-average interest rate on the term securitization facility is 6.24%. At December 31, 1999 and December 31, 1998, $179,891,000 and $0, respectively, was recorded as nonrecourse debt under the term securitization.

     In connection with the July Term Securitization and the CP Conduit Facility, the Company entered into amortizing interest rate cap agreements and interest rate swap agreements for aggregate notional amounts, equal to the initial aggregate principal balances of the leases securitized, of $35,406,000 and $318,653,000, respectively. These agreements effectively established fixed interest rates ranging from 5.99% to 6.76% on a substantial portion of the Company's nonrecourse debt and all of its off-balance sheet debt, to limit its exposure to adverse fluctuations in interest rates. The agreements terminate at various dates from July 21, 2003 through December 20, 2006.

     The Company also permanently finances leases with financial institutions, on either a nonrecourse and/or partial recourse basis. In connection with these financings, the Company receives a cash payment equal to the discounted value of the future rentals less, in certain cases, a holdback or cash reserve (note 7). In the event of default by a lessee under a lease which has been assigned to a lender under these financings, the lender has recourse to the lessee and to the underlying leased equipment but no recourse to the Company except to the extent of the recourse portion of the financing, including any holdback or cash reserve. Proceeds from the financing of leases are recorded as debt. At December 31, 1999 and 1998, the Company had $37,131,000 and $31,957,000, respectively, outstanding under these financings. Interest rates in connection with these loans ranged from 6.50% to 10.99% at December 31, 1999.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

     At December 31, 1999 the future scheduled principal maturities of recourse and nonrecourse debt are as follows:


                                                                                 Amount
                                                                           -------------------

                                                                             (In thousands)
      Year Ending December 31,

             2000.....................................................               $133,528

             2001.....................................................                106,973

             2002.....................................................                 67,847

             2003.....................................................                 31,183

             2004 and thereafter......................................                 11,719
                                                                           -------------------


        Total recourse and nonrecourse
           discounted lease rentals...................................               $351,250
                                                                           ===================

   Subordinated Debentures

     Subordinated debentures of the Company, which bear interest at 8.25% per annum, are due June 15, 2003. Interest is payable semiannually in June and in December. Mandatory sinking fund payments of $1,875,000 are required annually since June 15, 1993. Sinking fund requirements have been satisfied through June 15, 2001. The 8.25% Subordinated Debentures are subordinated in right of payment to all existing and future senior indebtedness of the Company. The subordinated debentures are convertible prior to maturity into the right to receive $377.30, in cash, per $1,000 face value of debentures. The remaining principal balances of the debentures at December 31, 1999 and 1998 are as follows:

                                                                           December 31,
                                                                 ----------------------------------
                                                                     1999                 1998
                                                                 --------------        ------------
                                                                          (In thousands)

   Subordinated debentures....................................          $7,759              $7,759

   Less discount..............................................         (1,700)              (2,065)
                                                                 --------------        ------------


          Total...............................................          $6,059              $5,694
                                                                 ==============        ============

   Covenants and Restrictions

     The Company's various debt agreements contain restrictions on, among other things, the payment of dividends, capital expenditures, the issuance or repurchase of capital stock, and the maximum percentage of delinquent leases. Furthermore, the Company is required to maintain a minimum adjusted tangible net worth (as defined), and the Company may not exceed a specified ratio of total recourse liabilities (as defined) to adjusted tangible net worth and is required to maintain minimum debt service coverage ratios (as defined). Additionally, the Company was required to maintain a minimum earnings level for the

                       LINC CAPITAL,INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


fourth quarter of 1999. The Company was in violation of the minimum tangible net worth, minimum earnings, leverage and interest coverage covenants under the Loan Agreement at December 31, 1999. It is also in violation of similar covenants contained in the agreements relating to the CP Conduit Facility and the insurance policy that provides credit enhancement to the July Term Securitization. For further information, see note 2.

(9)      Fair Value of Financial Instruments

     The Company has determined the estimated fair value of financial instruments using appropriate valuation methodologies or available market information. The carrying values of accounts receivable, securitization retained interest, restricted cash, available-for-sale securities, cash and cash equivalents, borrowings under the senior credit facility, and subordinated debt approximate fair values at December 31, 1999 and 1998 due to the short maturities, quoted market prices, or the discounted expected cash flows of such financial instruments.

     The fair values of recourse and nonrecourse debt and other notes payable has been estimated by discounting future cash flows using rates available at each respective year end for debt with similar terms and remaining maturities.

                                                                                    December 31,
                                                 ------------------------------------------------------------------
                                                              1999                               1998
                                                 --------------------------------   -------------------------------
                                                                          (in thousands)
                                                    Carrying           Fair            Carrying          Fair
                                                     Amount           Value             Amount          Value

                                                 ---------------  ---------------   --------------- ---------------
Liabilities
      Other notes payable.....................       $ 3,054          $ 3,213           $ 4,946         $ 5,362

      Recourse and nonrecourse debt...........       351,250          345,738            76,633          76,769


     The prior table excludes the notional amount outstanding and estimated fair value of derivative financial instruments, which were as follows:


                                                                           December 31,
                                                 -----------------------------------------------------------------
                                                              1999                              1998
                                                 -------------------------------   -------------------------------
                                                                          (in thousands)
                                                    Notional           Fair             Notional          Fair
                                                     Amount            Value             Amount           Value
                                                 --------------- ---------------   --------------- ---------------
Derivative financial instruments
      Interest rate swap agreements...........      $318,653          $ 1,732          $165,576        $ (1,135)

      Interest rate cap agreements............        35,406              324            16,557               50

    The fair values of derivative financial instruments were estimated based on their termination values.


                      LINC CAPITAL, INC. AND SUBSIDIARIES

(10) Stockholders' Equity

     Preferred Stock

     During 1997, 1,000,000 shares of $0.01 par value preferred stock were authorized. At December 31, 1999 no shares are outstanding. However, on February 1, 2000, the Company issued $5,625,000 of Series A 8% Cumulative Redeemable Preferred Stock. The issuance of this series of preferred stock was coupled with warrants to purchase 326,250 shares of the Company's common stock at $5.49 per share. Additional warrants for up to 652,500 shares may be issued on a pro-rata basis through September 30, 2000, if the preferred shares are not redeemed as a result of a change of control or a refinancing prior to that time. The Preferred Stock bears dividends at 8% per annum through December 31, 2000, 10% per annum from January 1, 2001 through December 31, 2001 and 12% per annum thereafter. The Preferred Stock is mandatorily redeemable upon a change of control or on January 31, 2005, whichever occurs first.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

     Other Comprehensive Income

     The changes in the components of other comprehensive income (loss) are reported net of income taxes, as follows:

                                                                    Pre-Tax         Tax Expense/       Net-of-Tax
                                                                    Amount          (Benefit)          Amount
                                                               ---------------------------------------------------
                                                                                       (in thousands)
Year ended December 31, 1999
         Unrealized gain on securities:
               Unrealized holding gains .........                   $  2,743         $   1,042        $   1,701
               Reclassification adjustment for gains
                    realized in net loss.........                    (1,603)             (609)             (994)
                                                              ---------------------------------------------------
               Net unrealized gain...............                      1,140               433              707
        Foreign currency translation adjustments.                        418               159              259
                                                              ---------------------------------------------------
        Other comprehensive income...............                    $ 1,558           $   592          $   966
                                                              ===================================================

Year ended December 31, 1998
       Unrealized gain (loss) on securities:
           Unrealized holding gains .......................         $  2,395           $   951        $   1,444
           Reclassification adjustment for gains
              realized in net earnings.....................          (3,824)           (1,518)           (2,306
                                                              ---------------------------------------------------
           Net unrealized loss.............................          (1,429)             (567)            (862)
       Foreign currency translation adjustments............            (163)              (65)             (98)
                                                              ---------------------------------------------------
       Other comprehensive loss............................        $ (1,592)         $   (632)        $   (960)
                                                              ===================================================

Year ended December 31, 1997
       Unrealized gain-on securities:
           Unrealized holding gains .......................         $  1,389            $  552           $  837
           Reclassification adjustment for gains
              realized in net earnings.....................            (430)              (171)            (259)
                                                              ---------------------------------------------------
           Net unrealized gains ...........................              959                381              578
       Foreign currency translation adjustments............               -                  -                -
                                                              ---------------------------------------------------
        Other comprehensive income .........................        $    959             $  381           $  578
                                                               ===================================================

     Accumulated other comprehensive income (loss), net of tax, at December 31, 1999, 1998, and 1997 consists of unrealized gains on securities of $771,000, $64,000, and $926,000, and accumulated foreign currency adjustments of $161,000, $(98,000), and $0, respectively.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



(11)     Stock Options

     The Company has four non-qualified stock option plans - the 1988 Stock Option Plan ( 1988 Plan ), the 1994 Stock Option Plan (1994 Plan), the 1997 Stock Incentive Plan, and the Non-Employee Director Option Plan. The 1988 and 1994 Plans have been terminated and no further options will be granted under those plans. However, 90,481 options remain outstanding under the 1994 Plan with exercise prices ranging from $1.51 per share to $2.69 per share. Options granted under the 1994 Plan vest over various periods, but must be exercised within 10 years after the grant date.

     During 1997, the Company adopted the 1997 Stock Incentive Plan and the Non-Employee Director Option Plan (collectively, the 1997 Plans ). The 1997 Stock Incentive Plan, as amended, permits the grant of options and other equity-based awards with respect to 1,000,000 shares of the Company's common stock and the Non-Employee Director Option Plan permits the grant of options with respect to 100,000 shares of the Company's common stock. The 1997 Plans provide for grants of options to employees and directors to purchase shares of the Company's common stock at terms established by the Board of Directors or the Compensation Committee. Options granted under the 1997 Plans were granted at an exercise price equal to the fair value at the date of grant with ten-year terms and vesting periods up to 4 years.

     In December 1998, the Company amended the 1997 Stock Incentive Plan to reduce the per share exercise price of 257,196 stock options granted to employees, other than senior management officers, to $7.06 per share from the original grant price. The revised option grant price represented the average fair value of the Company's common stock during the twenty-day period prior to re-pricing. Additionally, the 1997 Stock Incentive Plan was amended to reduce the per share exercise price of 30,000 stock options granted to certain senior management officers to the lesser of either the original grant price or $13.00 per share. The re-pricing of the stock options has been presented in the table below as if the stock options were canceled and an equal number of new options were granted.

                       LINC CAPITAL, INC. AND SUBSIDIARIES


     The following table summarizes the activity under the Plans during the year ended December 31, 1999, 1998, and 1997.

                                                        1999                        1998                       1997

                                                             Weighted-                   Weighted-                   Weighted-
                                                             Average                     Average                     Average
                                             Number          Exercise     Number         Exercise      Number        Exercise
                                             of Shares       Price        of Shares      Price         of Shares     Price


Outstanding at the beginning of year           650,468       $ 7.70        376,482        $ 8.21        504,704      $  1.77

     Granted  .  .  . . . . . . . . . . .      145,541         8.39        585,901        11.06        241,412        11.67

     Exercised  .  .  . . . . . . . . . .     (51,986)         1.93             -           -         (369,634)         1.67

     Forfeited  . . . . . . . . . . . . .     (71,651)         7.20        (24,719)         9.69            -

     Canceled  .  . . . . . . . . . . . .                                 (287,196)        15.08            -
                                             ---------       -------      ---------      ---------      ---------     --------
Outstanding  at the  end of  year . . . .     672,372          8.35        650,468          7.70        376,482         8.21
                                             ---------       -------      ---------      ---------      --------      --------
Options  exercisable  at year-end . . . .     284,763         $8.47        202,981         $7.29            -            -
                                             ---------       -------      ---------      ---------      --------      --------

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                                       Options Outstanding                        Options Exercisable


                                           --------------------------------------------    -----------------------------------
                                                           Weighted-
                                                            Average        Weighted-                            Weighted-
                                              Number       Remaining        Average             Number           Average
                                                of        Contractual      Exercise               of            Exercise
Range of exercise prices                      Shares          Life           Price              Shares            Price
------------------------------------------------------------------------------------------------------------------------------

$1.51 to 2.22........................          82,673         6.4           $2.19               51,073             $2.17

$2.69................................           7,808         7.5            2.69                    -                 -

$6.88 to 8.62........................         436,892         8.6            7.64              146,191              7.48

$13.00 ..............................         114,999         8.0           13.00               76,249             13.00

$19.25 ..............................          30,000         8.4           19.25               11,250             19.25

                                           -----------------------------------------------------------------------------------
                                              672,372         8.2         $  8.35              284,763            $ 8.47

                       LINC CAPITAL, INC. AND SUBSIDIARIES

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the exercise price. During 1999, the Company recognized $56,000, net of compensation cost incurred, in income upon the forfeiture of options granted in 1997. During 1998, and 1997, the Company recognized $47,000, and $50,000, respectively, in compensation cost. Had compensation cost for the Company's stock option plans been determined consisted with FASB Statement No. 123, the Company's net income (loss) from continuing operations and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:


                                                                          Years Ended December 31,
                                                              --------------------------------------------------
                                                                 1999               1998               1997
                                                              -----------        ------------       ------------

                                                                               (In thousands)

   Net earnings (loss) from continuing operations
           As reported........................................ $(21,534)              $4,594             $2,458
           Pro forma .......................................    (22,006)               4,131              2,366
   Net earnings (loss) from continuing operations per
       common share as reported:
          Basic ..............................................   $(4.10)                $.89               $.73
          Diluted ............................................    (4.10)                 .86                .72
   Net earnings (loss) from continuing operations per
       common share pro forma:
          Basic ..............................................   $(4.19)                $.80               $.70
          Diluted ............................................    (4.19)                 .77                .70


     For purposes of calculating the compensation cost consistent with FASB Statement No. 123, the fair value of each grant is estimated on the date of the grant. For options granted under the 1988 Plan and the 1994 Plan, the fair value of each options grant was calculated using the minimum value method specified by FASB Statement No. 123 with the following assumptions: risk-free interest rate of 6.0%, expected lives ranging from 3 to 9 years, and expected volatility and dividend rate of 0%. For options granted under the 1997 Plans, the fair value of each option grant in 1999 and 1998, respectively, was calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates of 4.6% and 5.3%, expected lives of 5.0 and 4.7 years, expected volatility of 35%, and a dividend rate of 0%.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

     The weighted average fair value of options granted during 1999 and 1998 was $3.72 and $4.18, respectively, per share. During 1997, 31,234 options were granted at an exercise price of $2.69 per share with a weighted average fair value of $1.17 per share and 210,178 options were granted at an exercise price of $13.00 per share with a weighted average fair value of $4.93 per share.


(12)     Earnings per share

     The following table sets forth the computation of basic and diluted earnings per share from continuing operations.


                                                                                Years ended December 31,
                                                              ---------------------------------------------------------
                                                                  1999                 1998                1997
                                                              -----------          ------------        ------------
                                                                        ( in thousands, except per share data)
Numerator for basic and diluted earnings per
    share from continuing operations--
    net earnings (loss) from continuing operations         $   (21,534)             $   4,594         $   2,458
                                                           --------------        -------------       --------------
Denominator for basic earnings per share--
    weighted average shares                                   5,254,357             5,171,359         3,371,527
Effect of dilutive stock options                                    -                 175,222            25,811
                                                           --------------        -------------       --------------
Denominator for diluted earnings per share--
    adjusted weighted average shares                          5,254,357             5,346,581         3,397,338
                                                           --------------        -------------       --------------
Net earnings (loss) from continuing operations:
    Basic earnings (loss) per share                        $     (4.10)            $      .89         $     .73
    Diluted earnings (loss) per share                            (4.10)                   .86               .72

     Contingent shares issuable in connection with the acquisition of Monex Leasing, Ltd. and stock options that could potentially dilute basic earnings per share in the future, that were not included in the computation of diluted earnings per share because to do so would have been antidilutive, were 704,724, 78,528, and 0, for the year ended December 31, 1999, 1998, and 1997, respectively.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

(13)     Income Taxes

     The provisions for income tax expense (benefit) for continuing operations were comprised of the following:

                                                                              Years Ended December 31,
                                                                 ---------------------------------------------------
                                                                    1999               1998                1997
                                                                 ------------       ------------        ------------

                                                                                   (In thousands)
      Current:

           Federal.....................................             $   564                 318              $  367


           State.......................................                 486                 437                  66

      Deferred:

           Federal.....................................              (1,677)              2,318                 852

           State.......................................                (680)               (49)                 342
                                                                 ------------       ------------        ------------

                 Total income tax expense (benefit)....          $   (1,307)        $     3,024         $     1,627
                                                                 ============       ============        ============


     Deferred tax expense (benefit) relates principally to the difference in the method of recognizing revenue and expense on direct finance leases for financial reporting purposes versus tax purposes. The provision for income taxes differs from the expected income tax provision (computed by applying the Federal tax rate of 35%) for the following reasons.


                                                                             Years Ended December 31,
                                                               --------------------------------------------------
                                                                  1999              1998                1997
                                                               ------------      ------------        ------------

                                                                                  (In thousands)

   Expected tax provision (benefit)...................         $   (7,995)       $    2,666          $ 1,434

   State taxes, net of Federal tax benefit............               (127)              252              265

   Adjustment to valuation allowance..................               6,806                -                -

   Other..............................................                   9              106              (72)
                                                                ------------      ------------       ------------



              Income tax expense (benefit)............          $  (1,307)            $3,024            1,627
                                                               ============      ============        ============

     For the year ending December 31, 1999, the Company provided a deferred tax benefit only to the extent of its previously recorded deferred tax liabilities.


                       LINC CAPITAL, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                                                    December 31,
                                                                 ---------------------------------------------------
                                                                    1999                 1998               1997
                                                                 ------------        -------------       ------------

                                                                                   (In thousands)
Deferred tax assets:

     Net operating loss carryforwards........................       $   -           $   1,350           $5,159


     Investment tax credit carryforwards.....................           -               2,409            2,741


     Alternative minimum tax credit carryforwards............          325                944              671


     Investment in leased equipment..........................        4,786                  -               -


     Goodwill  ..............................................        5,177                  -               -


     Deferred compensation...................................          623                  -               -
                                                                   ---------           ---------       ---------

         Total gross deferred tax assets.....................       10,911               4,703            8,571


     Less valuation allowance...............................       (10,438)             (3,632)         (4,319)
                                                                  ---------          -----------     -----------

         Net deferred tax assets.............................          473                1,071           4,252
                                                                 ----------          -----------     ----------

Deferred tax liabilities:

     Investment in leased equipment..........................           -               (2,955)          (3,873)


     Unrealized gain on securities...........................         (473)                (40)            (615)
                                                                    --------          ----------        ---------
         Total gross deferred tax liabilities................         (473)             (2,995)          (4,488)
                                                                    --------          ----------        ---------
         Net deferred tax asset (liability)..................        $  -             $ (1,924)         $  (236)
                                                                   =========          ==========        =========

     The net change in the total valuation allowance for the years ended December 31, 1999 and 1998 was an increase of $6,806,000 and a decrease of $687,000, respectively. At December 31, 1999, the Company has established a valuation allowance on deferred tax assets as their realization are not "more likely than not."

                       LINC CAPITAL, INC. AND SUBSIDIARIES

(14)     Other Commitments

     The  Company  leases  several  offices  and  a  warehouse   facility  under
noncancelable operating leases. The future minimum rental payments due under these leases are as follows:


                                                                                      Amount
                                                                                 ------------------

                                                                                  (In thousands)
         Year Ending December 31,

                2000.....................................................              $2,113,000

                2001.....................................................               2,006,000

                2002.....................................................               1,712,000

                2003.....................................................               1,289,000

                2004 and thereafter......................................               3,138,000
                                                                                 ------------------


                  Total..................................................             $10,258,000
                                                                                 ==================

[FN]

     The Company's total obligation for rent was $2,014,000, $1,438,000, and $1,042,000 for 1999, 1998, and 1997, respectively. A portion of the Company's obligation for rent, set forth above, during 1999, 1998 and 1997 has been allocated and charged to LFC Capital, Inc., a related party (note 16).

     The Company's corporate headquarters and its Select Growth Finance, Portfolio Finance, and a substantial portion of its Vendor Finance activities are located in Chicago, Illinois and occupy approximately 44,000 square feet of office space. This space is occupied under a lease, which expires on June 30, 2006. The Company's Rental & Distribution activities are located in Foster City, California and Charlotte, North Carolina and occupy approximately 23,500 square feet and 1,600 square feet of office space, respectively. This space is occupied under leases, which expire on May 31, 2002 and July 31, 2000. A portion of the Company's Vendor Finance activities operate out of offices located in Minneapolis, Minnesota, and Houston, Texas, which occupy approximately 15,000 and 9,000 square feet of office space and are leased under leases that expire on February 28, 2003 and July 31, 2004, respectively.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

     An unrelated third party has committed to sublease approximately 8,000 square feet of the office space at the Company's corporate headquarters through June 30, 2006 at $150,000 per annum. The Company also subleases a portion of the facility of its Rental and Distribution activities under a month-to-month sublease agreement and a portion of its other office space under a sublease agreement that expires in October 2000. Rent received under the sublease agreements for 1999, 1998 and 1997 was $273,000, $204,000, and $191,000,
respectively.

(15)     Segment Information

     The Company has four reportable segments: Select Growth Finance, Portfolio Finance, Rental and Distribution, and Vendor Finance. The Select Growth Finance segment directly originates leases and accounts receivable and other asset-backed financing to emerging growth companies, primarily serving the telecommunications, high-tech manufacturing, Internet-related and information technology industries ( Select Growth Finance ). The Portfolio Finance segment finances leases generated by smaller equipment lessors. The Rental and Distribution segment engages in rental, leasing, and distribution of analytical instruments and related equipment to companies serving the environmental, pharmaceutical and biotechnology industries and the distribution and leasing of telecommunications and networking equipment. The Vendor Finance segment establishes leasing programs for manufacturers and distributors. The Company's reportable segments are strategic business units that serve different markets and offer different products and services, which complement each other. They are managed separately since each business requires different pricing and marketing strategies. Each segment primarily generates business in the U.S. The amount of revenues generated and assets held outside of the U.S. are impracticable to disclose. Each segment's customer base is highly diversified, with no significant customer concentrations.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There are no intersegment transactions. The Company evaluates performance of each segment based on earnings from continuing operations before income taxes and minority interest. Additionally, the Company evaluates performance of Select Growth Finance, Portfolio Finance, and Vendor Finance based on lease fundings.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

     The corporate component of earnings from continuing operations before income taxes and minority interest represents corporate selling, general and administrative expenses for activities such as acquisition searches not allocable to a segment. Certain selling, general and administrative expenses, including depreciation expense on corporate property and equipment, are allocated to each segment based on employee headcount or a combination of lease and loan receivables and the number of contracts serviced. Corporate assets consist of cash, including restricted cash; certain investments, property and equipment, and other assets not identifiable with any particular segment.

                                                Select                      Rental
                                                Growth      Portfolio        and         Vendor
             (Dollars in thousands)            Finance       Finance     Distribution    Finance    Corporate   Consolidated
------------------------------------------------------------------------------------------------------------------------------


Year end December 31, 1999
      Total revenues.....................      $12,623       $20,842        $43,306     $16,934     $-           $93,705
      Depreciation and
           amortization expense .........          439         2,684          4,806         772      -             8,701
      Interest expense...................        4,273        12,588          1,048       6,777      -            24,686
      Earnings (loss) from continuing
         operations before income taxes
         and minority interest                 (2,903)         1,394          2,163    (21,459)      (2,037)    (22,842)
      Total assets.......................       61,075       202,687         47,805     195,756        5,565     512,888
      Lease fundings.....................      $36,005      $119,376         $9,645    $168,101       $-        $333,127
                                             ---------------------------------------------------------------------------------

Year end December 31, 1998
     Total revenues.....................       $13,036       $11,059        $40,249      $8,698        $-        $73,042
     Depreciation and
       amortization expense.............           399         1,628          4,275         273         -          6,575
     Interest expense...................         3,207         2,265          1,041       2,443         -          8,956
     Earnings (loss) from continuing
       operations before income taxes
       and minority interest............         4,038         1,615          1,681       1,193       (909)        7,618
     Total assets.......................        72,757        82,911         30,725      56,622       5,869      248,884
     Lease fundings.....................       $52,405      $146,051         $6,916     $48,012         -       $253,384
                                             ---------------------------------------------------------------------------------

Year ended December 31, 1997
     Total revenues.....................        $8,450        $2,847        $30,380       $-          $-         $41,677
     Depreciation and
       amortization expense.............           407           420          3,679        -           -           4,506
      Interest expense...................        2,356           787          1,155        -           -           4,298
     Earnings (loss) from continuing
       operations before income taxes
       and minority interest............         2,547           466          1,461        -           (376)       4,098
     Total assets.......................        45,530        36,548         23,432                    3,467     108,977
     Lease fundings.....................       $32,568       $39,671         $7,001       $-           $-        $79,240
                                              ---------------------------------------------------------------------------------

                       LINC CAPITAL, INC. AND SUBSIDIARIES

(16) Distributions to Certain Shareholders and Discontinued Operations

     In 1997, the Company transferred to its wholly owned subsidiary, LFC Capital, Inc. (formerly known as LINC Finance Corporation), certain assets and related liabilities not used in the Company's continuing businesses and the preferred stock issued by the Company's subsidiary, LINC Quantum Analytics, Inc. (the Subsidiary Preferred Stock ).

     Promptly following the transfer, the stock of LFC Capital, Inc. was distributed to certain of the Company's shareholders in redemption of 482,792 shares of the Common Stock of the Company. Simultaneously with the distribution of the stock of LFC Capital, Inc., (i) LFC Capital, Inc. agreed to pay the Company an aggregate of $2,508,000 until maturity of the Company's 8.25% Subordinated Debentures due 2003 (the principal balance of such Debentures shown in the Company's financial statements herein is net of such amount); (ii) LFC Capital, Inc. repaid a loan from the Company to it; and the Company caused the Subsidiary Preferred Stock to be redeemed for $4,681,000 plus accrued dividends. In connection with the distribution of the stock of LFC Capital, Inc., retained earnings was reduced by $7,037,000, the Company's net investment in LFC Capital, Inc. at the date of distribution. No gain or loss was recognized in connection with such distribution, as the fair market value of the net assets of LFC Capital, Inc. at such date was approximately equal to their net book value.

     As a result of the distribution, the results of operation of LFC Capital, Inc. and certain related businesses, including those related businesses disposed of in prior years, have been classified as discontinued operations in the accompanying financial statements. Revenues of such discontinued operations for the year ended December 31, 1997 were $7,405,000. The principal assets of discontinued operations consisted of a portfolio of leased diagnostic medical imaging equipment and an art collection.

     The Company has agreed to provide certain limited lease servicing activities to LFC Capital, Inc., including billing, collection and invoicing, for the remaining portfolio of leases owned by LFC Capital, Inc. The Company received $156,000, $270,000 and $83,000 for such services performed in 1999, 1998 and 1997, respectively. The Company has agreed to provide such services to LFC Capital, Inc. in 2000 on a month-to-month basis for $4,000 per month. Additionally, LFC Capital, Inc. subleased from the Company, approximately 1,000 square feet in 1999 and 2,500 square feet in 1998 and 1997 of space adjacent to the Company's executive offices for approximately $27,000 in 1999 and $68,000 in 1998 and 1997, which was equal to the Company's cost for such space. In 2000, LFC Capital, Inc. will sublease from the Company on a month-to-month basis, approximately 600 square feet for approximately $1,000 per month. Thirty-day notice is required to by either party to terminate these agreements.

                       LINC CAPITAL, INC. AND SUBSIDIARIES

     The agreements relating to the net assets of the discontinued operations prohibit LFC Capital, Inc. from competing with the Company for the longer of three years or the period of time during which certain officers are employed by the Company plus one year. Such agreements require LFC Capital, Inc. to refer all lease origination opportunities that its employees may encounter to the Company.

(17)     Related Party Transaction

     A member of the Company's Board of Directors, who is also president of LFC Capital, Inc. served as a consultant to the Company with respect to various aspects of the Company's business and strategic issues. Fees paid by the Company for such services, including a referral fee paid in connection with the acquisition of Comstock Leasing, Inc., during the years ended December 31, 1999, 1998, and 1997 were $156,000, $188,000, and $119,000, respectively.

(18)     Fourth Quarter Results and Adjustments

     During the fourth quarter of 1999, the Company incurred a net loss of $21,209,000. The operating results were adversely effected by the following items. As a result of the operating results of its Vendor Finance activities and re-evaluation of the expected future cash flows from these activities, the Company recognized an impairment of the goodwill related to certain of its Vendor Finance companies and charged off $13,914,000. Also, the Company recorded a provision for credit losses in the amount of $8,765,000 resulting from substantially higher rates of lease defaults in the Select Growth and Vendor Finance companies.

  LINC Capital, Inc. and Subsidiaries
                     Consolidated Balance Sheets (Unaudited)
                    (Dollars in thousands, except share data)



                                                                               June 30,       December  31,
                                                                                 2000             1999
ASSETS
Net investment in direct finance leases and loans........                      $372,041         $436,820
Equipment held for rental and operating leases, net......                        27,407           26,115
Accounts receivable......................................                        11,102           13,354
Restricted cash..........................................                         9,284           11,254
Other assets.............................................                        17,251           17,726
Goodwill.................................................                         1,629            3,225
Cash and cash equivalents................................                         5,166            4,394
                                                                          ------------------ ----------------
Total assets.............................................                      $443,880         $512,888
                                                                          ================== ================


LIABILITIES AND STOCKHOLDERS EQUITY
Senior credit facility and other senior notes payable....                       $87,180         $102,754
Recourse debt............................................                         2,302            3,152
Nonrecourse debt.........................................                       309,871          348,098
Accounts payable.........................................                        14,625           15,208
Accrued expenses.........................................                         6,907            8,795
Customer holdbacks.......................................                         5,459            7,607
Subordinated debentures..................................                         6,266            6,059
                                                                          ------------------ ----------------
Total liabilities........................................                      $432,610        $491,673
                                                                          ------------------ ----------------


Redeemable preferred stock, $25,000 par value, 225
  shares authorized, issued and
  outstanding, stated at redemption value................                        5,827                -

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 15,000,000 shares
  authorized; 5,330,953 shares issued;
  5,265,050 shares outstanding...........................                            5                5
Additional paid-in capital...............................                       29,595           29,797
Deferred compensation from issuance of options...........                         (11)             (12)
Stock note receivable....................................                        (182)            (182)
Treasury stock, at cost; 65,903 shares...................                        (287)            (287)
Accumulated other comprehensive income...................                           80              932
Accumulated deficit......................................                     (23,757)          (9,038)
                                                                          ------------------ ----------------
                              Total stockholders' equity                        $5,443          $21,215

                                                                          ------------------ ----------------
              Total liabilities and stockholders' equity                      $443,880         $512,888

                                                                          ================== ================


                                 See accompanying notes to consolidated financial statements.




                                             LINC Capital, Inc. and Subsidiaries
                                      Consolidated Statements of Operations (Unaudited)
                                        (Dollars in thousands, except per share data)



                                                                              Three Months ended           Six Months ended
                                                                                   June 30,                       June 30,
                                                                              2000           1999             2000       1999
REVENUES:
      Sales of equipment.................................                   $11,535        $9,110         $20,623      $16,009
      Direct finance lease income........................                     9,221         7,095          19,658       12,933
      Interest income....................................                       842           819           1,789        1,638
      Rental and operating lease revenue.................                     2,094         2,678           4,258        5,377
      Servicing fees and other income....................                       868         1,317           1,690        3,948
      Gain (loss) on sale of lease receivables...........                     (175)           284             (9)          355
      Gain on equipment residual values..................                       304           312             441          563
      Net gain on equity participation rights............                       380         1,004             328        1,238
                                                                      -------------- ------------- --------------- ------------
Total revenues                                                               25,069        22,619          48,778       42,061

                                                                      -------------- ------------- --------------- ------------

EXPENSES:
      Cost of equipment sold.............................                    $9,172         $7,569        $16,575      $13,067
      Selling, general and administrative................                     7,520          5,362         13,609       11,561
      Interest...........................................                     8,216          4,999         16,662        9,030
      Depreciation of equipment under rental agreements
        and operating leases.............................                     1,436          1,770          3,011        3,553
      Amortization of intangibles........................                       439            252            865          510
      Provision for credit losses........................                     7,069          1,802          8,266        2,888
      Impairment loss on assets..........................                     4,509          - - -          4,509        - - -
                                                                       ------------- -------------- -------------- ------------
                                                                             38,361         21,754         63,497       40,609
Total expenses
                                                                       ------------- -------------- -------------- ------------
Earnings (loss) before income taxes......................                  (13,292)            865       (14,719)        1,452
Income tax expense.......................................                     - - -            244          - - -          406
                                                                       ------------- -------------- -------------- ------------

Net earnings (loss)......................................                 $(13,292)           $621      $(14,719)       $1,046

Net earnings (loss) per common share:
       Basic.............................................                   $(2.55)          $ .12        $(2.83)        $ .20
       Diluted...........................................                   $(2.55)          $ .12        $(2.83)        $ .19


                                 See accompanying notes to consolidated financial statements.








                       LINC Capital, Inc. and Subsidiaries
                Consolidated Statements of Cash Flows (Unaudited)
                             (Dollars in thousands)



                                                                               Three Months ended         Six Months ended
                                                                                     June 30,                  June 30,
                                                                               2000            1999            2000          1999
Cash flows from operating activities:
   Net earnings (loss)........................................                 (13,292)          $621      $(14,719)       $1,046
         Adjustments to reconcile net earnings (loss) to net cash
          provided by operations:
             Depreciation and amortization....................                  2,154           2,223          4,450        4,475
             Direct finance lease income......................                (9,221)         (7,095)       (19,658)     (12,933)
             Payments on direct finance leases................                 59,729          37,364        118,281       58,406
             Deferred income taxes............................                  - - -             550          - - -          712
             Provision for credit losses......................                  7,069           1,802          8,266        2,888
             (Gain) loss on sale of lease receivables.........                    175           (284)              9        (355)
             Gain on equity participation rights..............                  (380)         (1,004)          (328)      (1,238)
             Impairment loss on assets........................                  4,509           - - -          4,509        - - -
             Amortization of discount.........................                    106              89            207          175
             Deferred compensation............................                  - - -               7              1         (19)
  Changes in assets and liabilities:
             Decrease (increase) in receivables...............                     16           (997)          2,252      (2,246)
             Decrease (increase) in restricted cash...........                  3,733         (2,947)          1,970      (4,369)
             Decrease (increase) in other assets and goodwill.                (4,871)           (616)        (4,682)          143
             Increase (decrease) in accounts payable..........                  5,225           1,537          (583)        5,226
             Increase (decrease) in accrued expenses..........                    840             829        (1,889)        (152)
             Increase (decrease) in customer holdbacks........                (3,892)           (268)        (2,148)      (1,418)
                                                                             ---------        --------       --------     --------
Cash provided by operating activities.........................                 51,900          31,811         95,938       50,341
                                                                             ---------        --------       --------     --------
Cash flows from investing activities:
      Cost of equipment acquired for lease and rental.........                (3,743)       (100,639)       (63,131)    (197,604)
      Cash used in acquisitions, net of cash acquired.........                  - - -           - - -          - - -      (1,497)
      Receipts on securitization retained interest............                  - - -           2,507             88        4,895
      Fixed assets purchased..................................                  (184)           (205)          (630)        (679)
      Proceeds from sale of investments.......................                    440           - - -            440          234
                                                                             ---------      ---------      ---------    ---------
Net cash used in investing activities.........................                (3,487)        (98,337)       (63,233)    (194,651)
                                                                             ---------      ---------      ---------    ---------


          See accompanying notes to consolidated financial statements.





                                             LINC Capital, Inc. and Subsidiaries
                               Consolidated Statements of Cash Flows (Unaudited) - (Continued)
                                                    (Dollars in thousands)



                                                                            Three Months ended             Six Months ended
                                                                                   June 30,                      June 30,
                                                                               2000      1999                 2000           1999
Cash flows from financing activities:
      Net increase (decrease) in notes payable....................           (15,945)      (4,378)         (15,110)        7,555
      Proceeds from recourse and nonrecourse debt.................              - - -       92,435           63,803      178,535
      Repayments of recourse and nonrecourse debt.................           (47,257)     (24,906)        (103,344)     (47,800)
      Proceeds from sales of lease receivables....................             15,926        3,257           17,093        4,197
      Proceeds from issuance of redeemable preferred stock........              - - -        - - -            5,625        - - -
      Sale of stock...............................................              - - -        - - -            - - -          395
                                                                             --------      --------       ---------     ---------
Net cash provided by financing activities.........................           (47,276)       66,408         (31,933)      142,882
                                                                             --------      --------       ---------     ---------
Net increase (decrease) in cash...................................              1,137        (118)              772      (1,428)
Cash at beginning of period.......................................              4,029          118            4,394        1,428
                                                                             --------      --------       ---------     ---------
Cash at end of period.............................................             $5,166       $- - -           $5,166       $- - -
                                                                             ========      ========       =========     =========
Supplemental disclosures of cash flow information:
      Interest paid...............................................             $8,677       $2,620          $17,201       $5,326
      Income taxes paid...........................................                $14         $282             $286         $569



                                 See accompanying notes to consolidated financial statements.

                      LINC Capital, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Unaudited)



(1)       The Company

     LINC Capital, Inc. (the "Company") is a finance company that provides leasing, asset-based financing, and equipment rental and distribution services to businesses. The Company's principal activities are (i) the direct origination of leases and accounts receivable and other asset-backed financing to emerging growth companies primarily serving the telecommunications, high-tech manufacturing, Internet-related and information technology industries ("Select Growth Finance"), (ii) the financing of leases generated by smaller equipment lessors ("Portfolio Finance"), (iii) the rental, leasing and distribution of analytical instruments and related equipment to companies serving the environmental, pharmaceutical and biotechnology industries and the leasing and distribution of equipment to Internet-related businesses ("Rental and Distribution"), and (iv) the establishment of leasing programs for manufacturers and distributors ("Vendor Finance").

     The Company has ceased lease originations in its Select Growth Finance, Portfolio Finance and Vendor Finance business units. The Company is continuing the operations of the largest portion of its Rental and Distribution business. As a consequence of the cessation of substantially all of its leasing activities, the Company has reduced overall employment to 99 at August 10, 2000 from 221 at December 31, 1999. See Note 3.

(2)   Significant Accounting Policies

         Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial statements. Accordingly, the interim statements do not include all of the information and disclosures required for annual financial statements. In the opinion of the Company's management, all adjustments (consisting solely of adjustments of a normal recurring nature) necessary for a fair presentation of these interim results have been included. Inter-company accounts and transactions have been eliminated. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The results for the three-month and six-month periods ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2000.

     The balance sheet at December 31, 1999 has been derived from the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

         Reclassifications

     Certain reclassifications have been made in the 1999 financial statements to conform to the 2000 presentation.



                      LINC Capital, Inc. and Subsidiaries
      Notes to Consolidated Financial Statements (Unaudited) - (Continued)


(3)   Debt Covenant Violations and Continuance of the Company as a Going Concern

     At June 30, 2000 and December 31, 1999, the Company was in violation of the minimum tangible net worth, minimum earnings, leverage and interest coverage covenants under its senior revolving credit facility (the "Loan Agreement"). The violations under the Loan Agreement have also resulted in cross-defaults in the agreements relating to the Company's commercial paper conduit securitization facility (the "Conduit Facility") and its term securitization completed in July 1999 (the "Term Securitization"). Since March 2000, the Company has been in discussions with the lenders under the Loan Agreement and the liquidity providers under the Conduit Facility regarding forbearance from enforcement of remedies available to such parties as a result of the Company's failure to comply with the applicable covenants. During these forbearance discussions, the Company is not permitted to borrow additional funds under its Loan Agreement. New lease originations have therefore been suspended, with the exception of a small number of leases originated as a by-product of the Company's rental and distribution activities. The Company continues to operate its analytical instrument rental and distribution business in the ordinary course. The commercial paper liquidity facility available to support the Conduit Facility has been extended by the liquidity providers to October 17, 2000. The Company has been precluded from funding new lease transactions into the Conduit Facility since March 31, 2000. Should liquidity not be available to the Conduit Facility beyond October 17, 2000, the interest rate on this facility would immediately increase by approximately 300 basis points, with further increases over time, and the Company may be required by the liquidity providers to sell the lease portfolio held by the Conduit Facility.

     The Company has entered into agreements providing for the servicing of substantially all of its lease portfolio by a third party, effective in August 2000. As a consequence of the transfer of servicing of lease portfolios held by the Term Securitization and the Conduit Facility to this third party, the Company will no longer receive servicing fees from either the Term Securitization or the Conduit Facility. Such servicing fees for the first six months of 2000 were $783,000.

     As a result of the defaults in the Term Securitization and the Conduit Facility, all cash flow from the leases owned by the Term Securitization and the Conduit Facility is being used to amortize the debt certificates issued by the Term Securitization and the amount owed to the Conduit Facility, respectively. As a consequence, recovery of the Company's retained interest in the Term Securitization and the Conduit Facility has been deferred from its originally expected recovery period. This deferral has the effect of further limiting the Company's liquidity position.

     The Company is in the process of selling portfolios of leases to repay debt under the Loan Agreement and to repay amounts owed under the Conduit Facility as well as to provide working capital, consistent with a plan that has been presented to its Loan Agreement lenders. The outsourcing of servicing of substantially all of its remaining portfolio of leases will permit the Company to substantially reduce its overhead. Employee headcount has been reduced from 221 at December 31, 1999, including 53 in the rental and distribution operations, to 99 at August 10, 2000, including 50 in rental and distribution. Lenders under the Loan Agreement have been asked to forebear to allow the Company to implement its plans in an orderly fashion. At this time, such Lenders have continued to reserve their rights under the Loan Agreement and the Company is in continuing discussions with such Lenders intended to lead to an out-of-court restructuring and refinancing of the Company's operations.


                      LINC Capital, Inc. and Subsidiaries
      Notes to Consolidated Financial Statements (Unaudited) - (Continued)


     The Company is also in the process of soliciting proposals to either refinance its Analytical Instrument Rental and Distribution business or to sell this business to a third party.

     In addition to its lease portfolios and its Rental and Distribution business, the Company holds warrants and other equity interests in 55 companies who are lessees of its Select Growth business. Based on the closing price of publicly held securities in this portfolio at August 10, 2000, the value of the Company's warrants in publicly held securities was $30.3 million, substantially all of which was attributable to warrants held by the Company in Corvis Corporation (the "Corvis Warrants"). In July 2000, Corvis Corporation, in which the company holds warrants to purchase 327,972 shares at a price of $0.762 per share completed its initial public offering. The Company is subject to a "lock-up" agreement that restricts the Company's ability to sell the Corvis Warrants prior to late January 2001. The unrealized gain on the Corvis Warrants has not been included in income or stockholders' equity. See Item 5 - Other Information.

     In the event that the Company is unable to successfully obtain forbearance from its secured creditors for a period that enables it to sell elements of its lease portfolio, to refinance or sell its Rental and Distribution business and/or to liquidate its portfolio of warrants, the Company may be required to seek protection under the Bankruptcy Code. Also, if various unsecured creditors whose obligations are past due, were to enforce their claims, the Company could be forced into bankruptcy. In addition, even if the Company were to successfully obtain forbearance from its secured lenders, forestall action by its unsecured creditors, successfully sell elements of its lease portfolio, refinance or sell its Rental and Distribution Business and liquidate its portfolio of warrants, there can be no assurance that the proceeds of the sale or refinancing of these assets would provide the Company with sufficient liquidity to continue operating as a going concern. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements at June 30, 2000 and December 31, 1999 do not include any adjustments that might result from the outcome of this uncertainty.

(4)      Impairment of Assets

     At June 30, 2000, as a result of the substantial decline in new lease originations and downsizing, the Company recognized an impairment loss of $4,509,000. Included in the impairment loss is $1,600,000 relating to the estimated net excess cost of the space lease for the Company's corporate headquarters, which the Company is actively attempting to sublease. Due to the downsizing of its operations, the Company recognized an impairment loss of $1,240,000 on furniture, fixtures, computer and related equipment for assets no longer in use equal to the difference between the net book value of these assets and their estimated fair value. Also included in the impairment loss is $1,669,000 relating to the goodwill associated with the acquisition of LINC IF+E in August 1999, part of the Company's Rental and Distribution business unit, since the Company expects to either sell LINC IF+E at approximately tangible book value or liquidate its operations.

                      LINC Capital, Inc. and Subsidiaries
      Notes to Consolidated Financial Statements (Unaudited) - (Continued)


(5)  Net Investment in Direct Finance Leases and Loans

         Net investment in direct finance leases and loans is as follows:

                                                                                  June 30,      December 31,
                                                                                    2000            1999

                                                                                      (In thousands)

      Lease and loan contracts receivable in installment...............           $431,819         $501,557
      Estimated residual value of leased equipment.....................             15,651           17,386
      Broker fees......................................................              4,175            3,857
      Initial direct costs.............................................              4,201            4,482
      Unearned lease income............................................           (66,694)         (78,544)
      Allowance for doubtful receivables...............................           (17,111)         (11,918)
                                                                          ----------------- ----------------
      Net Investment...................................................           $372,041         $436,820
                                                                          ================= ================


(6) Equipment Held for Rental and Operating Leases, Net

         The net book value of equipment held for rental and operating leases is as follows:

                                                                                    June 30,       December 31,
                                                                                      2000             1999

                                                                                          (In thousands)

      Equipment under operating leases................................               $6,589           $6,993
      Equipment under rental agreements...............................               20,818           19,122
                                                                          ------------------ ----------------
      Net book value..................................................              $27,407          $26,115
                                                                          ================== ================


     The book values presented in the above table are net of accumulated depreciation of $11,131,000 and $10,128,000 at June 30, 2000 and December 31, 1999, respectively. Equipment under rental agreements is comprised primarily of analytical instruments.


(7)      Loss Experience Reserves

     The following table sets forth delinquencies as a percentage of gross remaining receivables on leases included in the Company's owned and managed lease portfolio and the allowance for doubtful receivables provided, as well as holdback reserves on portfolios acquired, as of the ends of the periods indicated.

LINC Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited) - (Continued)




                                                                                   June 30,       December 31,
                                                                                     2000             1999

                                                                                   (Dollars in thousands)
Select Growth Finance:
           Gross Receivable Balance                                                 $50,020          $79,980
           31 -  60 days past due                                                     2.28%            1.08%
           61 -  90 days past due                                                     1.15%            0.66%
           Over 90 days past due                                                      2.58%            1.20%
Portfolio Finance:
           Gross Receivable Balance                                                $174,009         $223,538
           31 -  60 days past due                                                     3.08%            2.65%
           61 -  90 days past due                                                     1.39%            1.60%
           Over 90 days past due                                                      1.90%            0.08%
Rental and Distribution:
           Gross Receivable Balance                                                 $16,041          $12,450
           31 -  60 days past due                                                     5.84%            6.48%
           61 -  90 days past due                                                     0.28%              - -
           Over 90 days past due                                                      0.23%            0.07%
Vendor Finance:
           Gross Receivable Balance                                                $219,234         $224,253
           31 -  60 days past due                                                     4.89%            3.31%
           61 -  90 days past due                                                     2.03%            1.34%
           Over 90 days past due                                                      3.75%            1.70%
Totals:
           Gross Receivable Balance                                                $459,304         $540,221
           31 -  60 days past due                                                     3.95%            2.78%
           61 -  90 days past due                                                     1.63%            1.31%
           Over 90 days past due                                                      2.80%            0.92%



Allowance for doubtful receivables included in:
              Net investment in direct finance leases and loans                     $17,111          $11,918
              Securitization retained interest                                        - - -               78
                                                                          ------------------ ----------------
                                                                                    $17,111          $11,996

Holdback reserves on portfolios acquired                                              1,535            2,386
                                                                          ------------------ ----------------
Total allowance and holdbacks                                                       $18,646          $14,382
                                                                          ================== ================

Recourse to Portfolio Finance customers in addition
                                                                          ------------------ ----------------
to holdback reserves on portfolios acquired                                         $17,063          $18,333
                                                                          ================== ================




                      LINC Capital, Inc. and Subsidiaries
      Notes to Consolidated Financial Statements (Unaudited) - (Continued)


(8)      Debt

     Notes Payable

     Notes Payable to banks and others were as follows:
                                                                                   June 30,        December 31,
                                                                                     2000             1999

                                                                                        (In thousands)

      Senior credit facility...................................                     $85,065          $99,700
      Other....................................................                       2,115            3,054
                                                                          ------------------ ----------------
                         Total.................................                     $87,180         $102,754
                                                                          ================== ================


     At June 30,  2000 and  December  31,  1999,  $85,065,000  and  $99,700,000,
respectively, was outstanding under a senior credit facility (the "Loan Agreement"). The weighted-average interest rate on the Loan Agreement at June 30, 2000 and December 31, 1999 was 8.10% and 7.65%, respectively. The facility is secured by substantially all of the assets of the Company and was used by the Company to finance the acquisition of equipment pending completion of permanent financing and for normal working capital purposes. As of June 30, 2000 and December 31, 1999, the Company was in violation of the covenants of its Loan Agreement relating to minimum earnings, minimum tangible net worth, leverage and interest coverage. It was also in violation of covenants contained in the agreements relating to the Conduit Facility and the Term Securitization. For further information, see Note 3.

     Nonrecourse and Recourse Debt

     At June 30, 2000 and December 31, 1999, the Company had $155,694,000 and $134,228,000 of nonrecourse debt recorded on its consolidated balance sheet under its Conduit Facility, with weighted-average interest rates of 8.09% and 6.26%, respectively. Additionally, at June 30, 2000 and December 31, 1999, $134,677,000 and $179,891,000 was recorded as nonrecourse debt under the Term Securitization. The weighted-average interest rate on the Term Securitization is 6.24%. The Company also permanently finances leases with financial institutions, on either a nonrecourse or partial recourse basis. At June 30, 2000 and December 31, 1999, the Company had $21,802,000 and $37,131,000, respectively, outstanding under these financings.


                      LINC Capital, Inc. and Subsidiaries
      Notes to Consolidated Financial Statements (Unaudited) - (Continued)


(9)      Earnings (Loss) per Share


     The following table sets forth the computation of basic and diluted earnings (loss) per share.

                                                                       Three months ended               Six months ended
                                                                            June 30,                      June 30,
                                                                        2000              1999          2000       1999
                                                                                (In thousands, except share data)

  Net earnings (loss) from operations.........................          $(13,292)              $621      $(14,719)       $1,046
  Preferred stock dividends...................................                127             - - -            202        - - -
                                                                   --------------- ----------------- -------------- ------------
       Numerator for basic and diluted earnings (loss) per share

     Net earnings (loss) available to common
     stockholders.............................................          $(13,419)              $621      $(14,921)       $1,046
                                                                   --------------- ----------------- -------------- ------------
       Denominator for basic earnings per share - weighted
             average shares outstanding.......................          5,265,050         5,265,050      5,265,050    5,243,486

         Effect of dilutive stock options.....................              - - -           120,872          - - -      128,003
                                                                   --------------- ----------------- -------------- ------------

  Denominator for diluted earnings (loss) per share...........          5,265,050         5,385,922      5,265,050    5,371,489

  Net earnings (loss)

         Basic earnings (loss) per share......................            $(2.55)              $.12        $(2.83)         $.20
                                                                   =============== ================= ============== ============
                    Diluted earnings (loss) per share.........            $(2.55)              $.12        $(2.83)         $.19
                                                                   =============== ================= ============== ============

     Contingent  shares  issuable in connection  with the  acquisition  of Monex
Leasing, Ltd. and stock options that could potentially dilute earnings per share in the future, that were not included in the computation of diluted earnings per share because to do so would have been antidilutive were 355,610 and 32,352 for the year six months ended June 30, 2000 and 1999, respectively.


(10)     Comprehensive Income

         The  components of comprehensive income (loss) for the six months ended June 30, 2000 and 1999 are as follows:

                                                                              Six months ended June 30,
                                                                                 2000             1999
                                                                                      (In thousands)

        Net earnings (loss)..................................                 $(14,719)            $1,046

       Other comprehensive income (loss), net of tax:
                   Unrealized loss on securities.............                     (877)               401
                   Foreign currency translation adjustment...                        25               131
                                                                              ----------           -------
        Comprehensive income (loss)...........................                 $(15,571)           $1,578
                                                                              ==========           =======

         Accumulated  other  comprehensive  income  (loss),  net of tax, at June 30, 2000 and  December  31, 1999  consists of unrealized  gains  (losses) on  securities  of  $(106,000)  and $771,000 and  accumulated  foreign  currency  translation adjustments of $186,000 and $161,000, respectively.


                      LINC Capital, Inc. and Subsidiaries
      Notes to Consolidated Financial Statements (Unaudited) - (Continued)


(11)  Segment Information

     The Company has four reportable segments: Select Growth Finance, Portfolio Finance, Rental and Distribution, and Vendor Finance. The following table presents certain information by segment.

                                          Select                      Rental
                                               Growth      Portfolio         and        Vendor
          (Dollars in thousands)               Finance     Finance       Distribution   Finance     Corporate    Consolidated

Three months ended June 30, 2000
    Total revenues.......................       $1,500      $3,778         $13,906       $5,885          $ -          $25,069
    Depreciation and
         amortization expense............          155         111           1,304          305            -            1,875
    Interest expense.....................        1,004       3,205             563        3,444            -            8,216
    Loss before income taxes*............       (1,716)     (2,662)         (1,159)      (5,816)      (1,939)         (13,292)
    Total assets.........................       37,240     155,882          50,129      193,749        6,880          443,880
    Lease fundings.......................         $796        $774          $3,103       $1,217          $ -           $5,890

Three months ended June 30, 1999
    Total revenues.......................       $3,714      $4,477         $10,981       $3,447          $ -          $22,619
    Depreciation and
         amortization expense............          103         552           1,143          224            -            2,022
    Interest expense.....................        1,365       2,359             367          908            -            4,999
    Earnings (loss) before income taxes..          308         375             361           35        (214)              865
    Total assets.........................       78,434     174,163          34,498      115,907        2,871          405,873
    Lease fundings.......................      $13,421     $36,275          $2,133      $46,296          $ -          $98,125

Six months ended June 30, 2000
    Total revenues.......................       $3,055      $7,699         $25,252      $12,772          $ -          $48,778
    Depreciation and
        amortization expense.............          287         357           2,530          702            -            3,876
    Interest expense.....................        2,062       6,460           1,124        7,016            -           16,662
    Loss before income taxes*............      (2,381)     (2,987)         (1,108)      (5,818)      (2,425)         (14,719)
    Total assets.........................       37,240     155,882          50,129      193,749        6,880          443,880
    Lease fundings.......................       $3,305      $6,511          $6,890      $38,145          $ -          $54,851

Six months ended June 30, 1999
    Total revenues.......................       $6,490      $9,874         $19,765       $5,932          $ -          $42,061
    Depreciation and
        amortization expense.............          214       1,123           2,296          430            -            4,063
    Interest expense.....................        2,448       4,215             684        1,683            -            9,030
    Earnings (loss) before income taxes..          545       2,279             517      (1,381)        (508)            1,452
    Total assets.........................       78,434     174,163          34,498      115,907        2,871          405,873
    Lease fundings.......................      $19,778     $99,368          $4,774      $70,301          $ -         $194,221

     * Included in loss before income taxes for the three months and six months ended June 30, 2000 is an impairment loss on assets as follows: Rental and Distribution - $1,669 of goodwill associated with LINC IF+E, Vendor Finance -
$123 of furniture,  fixtures,  computers and related equipment,  and Corporate -
$2,717 of furniture, fixtures, computers and related equipment and estimated loss on lease agreement.

                       LINC Capital, Inc. and Subsidiaries
       Notes to Consolidated Financial Statements (Unaudited) - (Continued)



(12)  Redeemable Preferred Stock

     On February 1, 2000, the Company issued $5,625,000 of Series A 8% Cumulative Redeemable Preferred Stock. The issuance of this series of preferred stock was coupled with warrants to purchase 326,250 shares of the Company's common stock at $5.49 per share. Additional warrants for up to 652,500 shares may be issued on a pro-rata basis through September 30, 2000, if the preferred shares are not redeemed as a result of a change of control or a refinancing prior to that time. The Preferred Stock bears dividends at 8% per annum through December 31, 2000, 10% per annum from January 1, 2001 through December 31, 2001 and 12% per annum thereafter. At June 30, 2000, $202,000 of accrued but unpaid dividends are included in the preferred stock amount on the consolidated balance sheet. The Preferred Stock is mandatorily redeemable upon a change of control or on January 31, 2005, whichever occurs first. The Company has not paid or declared the dividends payable as a result of defaults under the Loan Agreement. As a consequence, the dividend rate has been increased to 9%.